The information in this prospectus supplement is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-124159
Subject to Completion, Dated May 17, 2006
Preliminary Prospectus Supplement
(To Prospectus dated July 15, 2005)
$
The Detroit Edison Company
2006 Series A
% Senior Notes due

        We will pay interest on the notes on June 1 and December 1 of each year, beginning December 1, 2006. The notes will mature on                     ,                     .
      We may redeem the notes at our option, in whole or in part, at any time at the redemption price set forth in this prospectus supplement. There is no sinking fund for the notes.
      We will issue general and refunding mortgage bonds to the note indenture trustee as collateral to secure the notes. On the release date described herein, the notes will, at our option, either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage indenture.
      Investment in the notes involves risks. You should read carefully the entire prospectus and this prospectus supplement, including the section entitled “Risk Factors” that begins on page S-6 of this prospectus supplement, which describes some of these risks.

			Underwriting		Proceeds to Us
	Price to Public		Discount		Before Expenses

Per Note		%		%		%
Total	$		$		$
      Interest on the notes will accrue from the date of original issuance. Purchasers of the notes must pay the accrued interest if settlement occurs after that date.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Delivery of the notes, in book-entry form only, will be made on or about May      , 2006.

Joint Book-Running Managers

Barclays Capital	Citigroup	JPMorgan

Co-Managers

BNP PARIBAS	BNY Capital Markets, Inc.	Goldman, Sachs & Co.
RBS Greenwich Capital	Scotia Capital	UBS Investment Bank

The date of this prospectus supplement is May      , 2006.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the accompanying prospectus or any document incorporated by reference is accurate only as of its date. Detroit Edison’s business, financial condition, results of operations and prospects may have changed since such date. To the extent that the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement.
      References in this prospectus supplement to “we,” “us,” “our,” “Detroit Edison” or the “Company” refer to The Detroit Edison Company, unless the context indicates that the references are to The Detroit Edison Company and its consolidated subsidiaries.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement or the accompanying prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), with respect to the financial condition, results of operations and business of Detroit Edison. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus supplement, the accompanying prospectus or in documents incorporated herein or therein. You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus supplement or the date of any document incorporated by reference.
      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Our actual results may differ from those expected due to a number of variables as described in our public filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which are incorporated by reference herein.
      All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights important information about The Detroit Edison Company and this offering. It does not contain all the information that is important to you in connection with your decision to invest in the notes. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.
The Detroit Edison Company
      Detroit Edison is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy to approximately 2.2 million customers in a 7,600 square mile area in southeastern Michigan. Detroit Edison is a wholly-owned subsidiary of DTE Energy Company, which we refer to as DTE Energy. DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide.
      The mailing address of Detroit Edison’s principal executive offices is 2000 2nd Avenue, Detroit, Michigan, 48226-1279, and its telephone number is (313) 235-4000.
The Offering
      For a more complete description of the terms of the notes, see “Description of Notes.”

The Issuer	The Detroit Edison Company.

Offered Notes	$ aggregate principal amount of 2006 Series A % Senior Notes due .

Maturity	The notes will mature on , .

Interest Payment Dates	We will pay interest on the notes in arrears on June 1 and December 1 of each year, beginning December 1, 2006.

Optional Redemption	The notes may be redeemed at our option, in whole or in part, at any time at the redemption price described in this prospectus supplement. See “Description of Notes — Optional Redemption.”

Security	We will issue a series of our general and refunding mortgage bonds, which we refer to as mortgage bonds, to secure the notes. We refer to these bonds as the related series of mortgage bonds. On the date, which we refer to as the release date, that we have retired all of our mortgage bonds, other than mortgage bonds subject to the release provisions described in this prospectus supplement, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization, each as defined in this prospectus supplement, the notes will, at our option, either become unsecured and rank equally with all of our other unsecured senior indebtedness or be secured by substitute mortgage bonds issued under a mortgage indenture other than our existing mortgage indenture. The indenture does not specify the type or value of property to be covered by the substitute mortgage or the priority of the lien thereof on such property or limit the amount of the substitute mortgage bonds that can be issued thereunder. In any event, until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds would be subject to the prior lien of the mortgage.

At the date of this prospectus supplement, other than the related series of mortgage bonds to be issued to secure the notes offered hereby, we had outstanding $2.3 billion of mortgage bonds that were issued as security for our senior notes and are subject to the release provisions. We may, in the future, issue additional notes or other series of debt securities secured by mortgage bonds subject to the release provisions, as well as other debt securities or mortgage bonds. As of March 31, 2006, we had outstanding mortgage bonds not subject to these release provisions in an aggregate principal amount equal to approximately $900 million, or 9% of our Net Tangible Assets and 15% of our Capitalization, of which approximately $523 million aggregate principal amount will not mature or be subject to redemption at our option prior to September 2011. Therefore, the release date is not expected to occur before September 2011, unless we repurchase, prior to their stated maturity, all of our outstanding mortgage bonds, other than mortgage bonds subject to the release provisions, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization. See “Description of Notes — Security; Release Date.”

Use of Proceeds	We estimate that the net proceeds of the offering will be approximately $ million. We intend to use these proceeds for the repayment of short-term borrowings, which have an average interest rate of approximately 5.0% and maturities under 30 days, and for general corporate purposes.

Ratings	Our senior secured debt is rated BBB+ by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., A3 by Moody’s Investors Service, Inc. and A- by Fitch Ratings. For a description of factors affecting our credit ratings, see “Risk Factors.” Ratings reflect only the rating agencies’ views and are not recommendations to buy, sell or hold the notes. Any rating agency may revise or withdraw its rating on the notes, and, accordingly, there can be no assurance that the ratings assigned to the notes upon initial issuance or at any other time will not be lowered or withdrawn by a rating agency at any time thereafter.

Risk Factors	Your investment in the notes will involve risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus, including “Cautionary Statements Regarding Forward-Looking Statements,” on page S-2 of this prospectus supplement, before deciding whether an investment in the notes is suitable for you.

Summary Consolidated Financial Data
      The following table sets forth our summary consolidated financial data on a historical basis for the quarters ended March 31, 2006 and March 31, 2005 and the three years ended December 31, 2005. The year-end financial data have been derived from our audited financial statements which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. See “Experts” in this prospectus supplement. The financial data for the interim periods have been derived from our unaudited condensed consolidated financial statements and include, in the opinion of our management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial data. Financial results for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the fiscal year. The information below should be read in conjunction with “Management’s Narrative Analysis of Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2005, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and our financial statements and the related notes and the other financial or statistical information that we include or incorporate by reference herein and in the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	Three Months Ended
	March 31,		Year Ended December 31,

	2006	2005	2005	2004	2003

	(Unaudited)
	(In millions)
Income Statement
Operating revenues	$1,050	$990	$4,462	$3,568	$3,695
Operating expenses	889	841	3,753	3,051	3,021
Net income	59	55	274	150	246
Balance Sheet (end of period)
Total assets	13,303	12,798	13,169	12,842	12,549
Long-term debt and capital lease obligations	3,262	2,942	3,278	2,560	2,766
Securitization bonds	1,238	1,345	1,295	1,400	1,496
Quarterly income debt securities	—	—	—	385	385
Common shareholder’s equity	2,930	2,957	2,948	2,979	2,963

RISK FACTORS
      An investment in the notes involves risks. You should carefully consider the following information, together with the other information in this prospectus supplement, the accompanying prospectus and the documents that are incorporated by reference in this prospectus supplement and the prospectus (including the “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2005), about risks concerning the notes, before buying any notes. See also “Cautionary Statements Regarding Forward-Looking Statements” in this prospectus supplement.
Failure to successfully implement new processes and information systems could interrupt our operations.
      Our business depends on numerous information systems for operations and financial information and billings. DTE2 is a multi-year Company-wide initiative to improve existing processes and implement new core information systems. We launched the first phase of our DTE2 project in 2005. Additional phases of implementation are planned for 2007. Failure to successfully implement new processes and new core information systems could interrupt our operations.
      In addition, in mid-2005 we initiated a Company-wide review of our operations called the Performance Excellence Process, the goal of which is to become more competitive by reducing costs, eliminating waste and optimizing business processes while improving customer service. The cost to execute the Performance Excellence Process could result in non-recurring restructuring charges in 2006.
Michigan’s electric Customer Choice Program is negatively impacting our financial performance.
      The electric Customer Choice program, as originally contemplated in Michigan, anticipated an eventual transition to a totally deregulated and competitive environment where customers would be charged market-based rates for their electricity. The Michigan Public Service Commission (“MPSC”) has continued to regulate electric rates for our customers, while alternative electric suppliers can charge market-based rates. In addition, such regulated electric rates for certain groups of our customers exceed the cost of service to those customers. Due to distorted pricing mechanisms, during the initial period of electric Customer Choice many commercial customers chose alternative electric suppliers. MPSC rate orders in 2004 and 2005 have removed some of the pricing disparity. Recent higher wholesale electric prices have also resulted in some former electric Customer Choice customers migrating back to Detroit Edison for electric generation service. Even with the electric Customer Choice-related rate relief received in Detroit Edison’s 2004 and 2005 rate orders, there continues to be considerable financial risk associated with the electric Customer Choice program. Electric Customer Choice migration is sensitive to market price and bundled electric service price increases.
Weather significantly affects our operations.
      Deviations from normal hot and cold weather conditions affect our earnings and cash flow. Mild temperatures can result in decreased utilization of our assets, lowering income and cash flow. Damage due to ice storms, tornadoes, or high winds can damage our infrastructure and require us to perform emergency repairs and incur material unplanned expenses. The expenses of storm restoration efforts may not be recoverable through the regulatory process.
We are subject to rate regulation.
      Our electric rates are set by the MPSC and the Federal Energy Regulatory Commission (“FERC”) and cannot be increased without regulatory authorization. We may be impacted by new regulations or interpretations by the MPSC, the FERC or other regulatory bodies. New legislation, regulations or interpretations could change how our business operates, impact our ability to recover costs through rate increases or require us to incur additional expenses.

Adverse changes in our credit ratings may negatively affect us.
      Increased scrutiny of the energy industry and regulatory changes, as well as changes in our economic performance, could result in credit agencies reexamining our credit rating. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in our credit rating could restrict or discontinue our ability to access capital markets at attractive rates and increase our borrowing costs.
Regional and national economic conditions can have an unfavorable impact on us.
      Our business follows the economic cycles of the customers we serve. Should national or regional economic conditions decline, reduced volumes of electricity we supply will result in decreased earnings and cash flow. Economic conditions in our service territory also impact our collections of accounts receivable and financial results.
Environmental laws and liability may be costly.
      We are subject to numerous environmental regulations. These regulations govern air emissions, water quality, wastewater discharge, and disposal of solid and hazardous waste. Compliance with these regulations can significantly increase capital spending, operating expenses and plant down times. These laws and regulations require us to seek a variety of environmental licenses, permits, inspections and other regulatory approvals. We may also incur liabilities as a result of potential future requirements to address the climate change issue. The regulatory environment is subject to significant change; therefore, we cannot predict how future issues may impact the Company.
      Additionally, we may become a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.
      Since there can be no assurances that environmental costs may be recovered through the regulatory process, our financial performance may be negatively impacted as a result of environmental matters.
Operation of a nuclear facility subjects us to risk.
      Ownership of an operating nuclear generating plant subjects us to significant additional risks. These risks include, among others, plant security, environmental regulation and remediation, and operational factors that can significantly impact the performance and cost of operating a nuclear facility. While we maintain insurance for various nuclear-related risks, there can be no assurances that such insurance will be sufficient to cover our costs in the event of an accident or business interruption at our nuclear generating plant, which may affect our financial performance.
The supply and price of fuel and other commodities may impact our financial results.
      We are dependent on coal for much of our electrical generating capacity. Price fluctuations and fuel supply disruptions could have a negative impact on our ability to profitably generate electricity. We have hedging strategies in place to mitigate negative fluctuations in commodity supply prices, but there can be no assurances that our financial performance will not be negatively impacted by price fluctuations.
A work interruption may adversely affect us.
      Unions represent approximately 4,000 of our employees. A union choosing to strike as a negotiating tactic would have an impact on our business. We are unable to predict the effects a work stoppage would have on our costs of operation and financial performance.

Unplanned power plant outages may be costly.
      Unforeseen maintenance may be required to safely produce electricity or comply with environmental regulations. As a result of unforeseen maintenance, we may be required to make spot market purchases of electricity that exceed our costs of generation. Our financial performance may be negatively affected if we are unable to recover such increased costs.
Our ability to access capital markets at attractive interest rates is important.
      Our ability to access capital markets is important to operate our business. Heightened concerns about the energy industry, the level of borrowing by other energy companies and the market as a whole could limit our access to capital markets. Changes in interest rates could increase our borrowing costs and negatively impact our financial performance.
Michigan tax reform may be costly.
      We are a significant taxpayer in the state of Michigan. Should the legislature change the tax laws, we could face increased taxes.
We may not be fully covered by insurance.
      While we have a comprehensive insurance program in place to provide coverage for various types of risks, catastrophic damage as a result of acts of God, terrorism, war or a combination of significant unforeseen events could impact our operations and economic losses might not be covered in full by insurance.
Terrorism could affect our business.
      Damage to downstream infrastructure or our own assets by terrorism would impact our operations. We have increased security as a result of past events and further security increases are possible.
The release of the related series of mortgage bonds on the release date could have an adverse effect on the market value of the notes.
      On the release date, the related series of mortgage bonds will no longer secure the notes, and the notes will, at our option, either become unsecured general obligations or be secured on currently unspecified terms by substitute mortgage bonds issued under a substitute mortgage. See “Description of Notes — Security; Release Date” below. It is possible that the release of the related series of mortgage bonds could have an adverse effect on the market value of the notes.
There is no existing market for the notes and we cannot assure that such a market will develop.
      There is no existing market for the notes, and we do not intend to apply for listing of the notes on any securities exchange. We cannot assure that an active trading market for the notes will develop. There can be no assurances as to the liquidity of any market that may develop for the notes, the ability of noteholders to sell their notes or the price at which the noteholders may be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Generally, the liquidity of, and trading market for, the notes may also be materially and adversely affected by declines in the market for similar debt securities. Such a decline may materially and adversely affect such liquidity and trading independent of our financial performance and prospects.

USE OF PROCEEDS
      We estimate that the net proceeds from the sale of the notes will be approximately $                      . We will use the proceeds of this offering for the repayment of short-term borrowings, which have an average interest rate of approximately 5.0% and maturities under 30 days, and for general corporate purposes.
RATIOS OF EARNINGS TO FIXED CHARGES
      Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

		Year Ended December 31,
	Three Months Ended
	March 31, 2006	2005	2004	2003	2002	2001

Ratios of Earnings to Fixed Charges	2.13	2.52	1.73	2.35	2.66	2.02
      Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of net income before deducting income taxes and fixed charges; and

•	“fixed charges,” which consist of total interest charges, interest factor of rents and amortization of debt discount, premium and expense.
CAPITALIZATION
      The following table sets forth our consolidated cash and cash equivalents, short-term debt, current portion of long-term debt and capital lease obligations and capitalization at March 31, 2006 and as adjusted to reflect the issuance of the notes and use of the net proceeds thereof. The information set forth below is only a summary and should be read together with our consolidated financial statements and the related notes, in each case incorporated by reference in this prospectus supplement and the accompanying prospectus.

	At March 31, 2006

		As
	Actual	Adjusted

	(Unaudited)
	(In millions)
Cash and cash equivalents	$20	$

Short-term debt	$356	$

Current portion of long-term debt and capital lease obligations(a)	$136	$

Capitalization
Long-term debt (including capital leases and excluding current maturities and securitization bonds)(b)	$3,262	$
Securitization bonds	1,238
Shareholder’s equity	2,930

Total capitalization	$7,430	$

(a)	Includes $107 million of current portion of securitization bonds.

(b)	Approximately $3.2 billion of outstanding long-term debt consists of mortgage bonds. The balance is unsecured debt and capital leases.

DESCRIPTION OF NOTES
      The following summary sets forth the specific terms and provisions of the notes. This description supplements, and, to the extent inconsistent, replaces, the description of the general terms and provisions of the debt securities and the mortgage bonds set forth in the accompanying prospectus under “Description of Debt Securities.” The following summary is qualified in its entirety by reference to the terms and provisions of the notes and the indenture, which are incorporated in this prospectus supplement and the accompanying prospectus by reference. Capitalized terms not otherwise defined in this section, or in the accompanying prospectus, have the meanings given to them in the notes and in the indenture.
General
      The notes will be issued as a series of senior debt securities under the indenture. The notes will be limited in aggregate principal amount initially to $                    . We may, without the consent of the holders, reopen the series of notes to increase such principal amounts in the future, on the same terms and conditions and with the same CUSIP number as the notes being offered hereby, subject to compliance with any limitations on our ability to issue mortgage bonds securing the additional notes. The notes will be issued only in fully-registered form in denominations of $1,000 and its integral multiples. Settlement and secondary trading in the notes will be in same-day funds.
      The notes will trade through The Depository Trust Company (“DTC”). The notes will be represented by one or more global certificates and will be registered in the name of Cede & Co., as DTC’s nominee. DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the notes. Upon receipt of a withdrawal request from us, DTC will notify its participants of the receipt of a withdrawal request from us reminding participants that they may utilize DTC’s withdrawal procedures if they wish to withdraw their securities from DTC, and DTC will process withdrawal requests submitted by participants in the ordinary course of business. To the extent that the book-entry system is discontinued, certificates for the notes will be printed and delivered to the holders of record. We have no responsibility for the performance by DTC or its direct and indirect participants of their respective obligations as described in this prospectus supplement and the accompanying prospectus or under the rules and procedures governing their respective operations. Payments of principal, premium, if any, and interest will be made to DTC in immediately available funds as described in the accompanying prospectus. See “Book-Entry Securities” in the accompanying prospectus.
Interest and Principal
      The notes will bear interest at the rate set forth on the cover page of this prospectus supplement from the date of original issuance, or the most recent interest payment date to which interest has been paid or duly provided for. We will pay interest in arrears on June 1 and December 1 of each year, beginning December 1, 2006. Interest will be paid to the person in whose name the applicable note is registered at the close of business on the date (whether or not such day is a business day) fifteen calendar days immediately preceding the applicable interest payment date. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months.
      The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on                     ,          . The notes are redeemable at the option of Detroit Edison as described below under “— Optional Redemption.” The notes are not subject to any sinking fund provision.
      “Business day” means any day other than a day on which banking institutions in the state of New York or the state of Michigan are authorized or obligated pursuant to law or executive order to close. In the event that any interest payment date, redemption date or maturity date is not a business day, then the required payment of principal, premium, if any, and interest will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay).
Optional Redemption
      The notes may be redeemed at our option, in whole at any time or in part from time to time. The optional redemption price will be equal to the greater of:

•	100% of the principal amount of the notes being redeemed on the redemption date; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) until stated maturity, discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus basis points, as determined by the Reference Treasury Dealer (as defined below);
plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
      If notice has been given as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, such notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of such notes will be to receive payment of the redemption price.
      Notice of any optional redemption will be given to holders at their addresses, as shown in the security register for such notes, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.
      We will notify the indenture trustee at least 60 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of notes to be redeemed and their redemption date. If less than all of the notes are to be redeemed, the indenture trustee shall select which notes are to be redeemed in a manner it deems to be fair and appropriate. If we elect to redeem all or a portion of the notes, that redemption will be conditional upon receipt by the paying agent or the indenture trustee of monies sufficient to pay the redemption price.
      “Adjusted Treasury Rate” means, with respect to any optional redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated on the third business day preceding the redemption date assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such redemption date.
      “Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.
      “Comparable Treasury Price” means, with respect to any optional redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the indenture trustee obtains fewer than two such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
      “Reference Treasury Dealer” means (i) Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (or their respective affiliates which are Primary Treasury Dealers (as defined below)), and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer(s) selected by the indenture trustee after consultation with us.
      “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any optional redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.
Security; Release Date
      Upon the issuance of the notes, Detroit Edison will simultaneously issue and deliver to the indenture trustee, as security for the notes, a series of mortgage bonds, which we refer to as the related series of mortgage bonds, in an aggregate principal amount equal to the aggregate principal amount of the notes, under the mortgage and deed of trust, dated as of October 1, 1924, between Detroit Edison and J.P. Morgan Trust Company, National Association, as successor mortgage trustee, as supplemented and amended by various supplemental indentures including the supplemental indenture relating to the related series of mortgage bonds, which we refer to collectively as the mortgage.
      Detroit Edison has agreed to issue the mortgage bonds in the name of the indenture trustee in its capacity as trustee under the indenture, and the indenture trustee has agreed to hold the mortgage bonds in such capacity under all circumstances and not transfer the mortgage bonds until the earlier of the release date or the prior retirement of the notes through redemption, repurchase or otherwise. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions for the related series of mortgage bonds will be identical to those of the notes. Payments that Detroit Edison makes on the notes will satisfy its obligations with respect to corresponding payments due on the related series of mortgage bonds.
      The “release date” means the date as of which all mortgage bonds, other than the mortgage bonds subject to the release provisions described herein, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets (as defined below under “— Covenants”) or 5% of our Capitalization (as defined below under “— Covenants”), have been retired through payment, redemption or otherwise. On the release date, Detroit Edison will retire the related series of mortgage bonds and all other mortgage bonds subject to the release provisions, and thereafter will not issue any additional mortgage bonds under the mortgage. Detroit Edison will be required to give notice to the holders of the notes of the occurrence of the release date.
      The related series of mortgage bonds will be secured by a first mortgage lien on certain property owned by Detroit Edison and will rank on parity with all other mortgage bonds of Detroit Edison. On the release date, the related series of mortgage bonds will no longer secure the notes, and the notes, together with all other debt securities secured by mortgage bonds subject to the release provisions, will, at Detroit Edison’s option, either become unsecured general obligations of Detroit Edison, ranking equally with all of Detroit Edison’s other unsecured senior indebtedness, or be secured by substitute mortgage bonds issued under a mortgage indenture other than the mortgage, which we refer to as the substitute mortgage. If Detroit Edison does not elect to have the notes become unsecured on the release date, Detroit Edison will simultaneously issue and deliver to the indenture trustee, as security for such notes, substitute mortgage bonds. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions will be identical to those of the notes, and the substitute mortgage bonds will be issued in the same aggregate principal amount as the related notes then outstanding. The indenture does not specify the type or value of property to be covered by the substitute mortgage or the priority of the lien thereof on such property or limit the amount of substitute mortgage bonds that can be issued thereunder. As a result, it is possible that on and after the release date, the substitute mortgage bonds securing the notes would have neither the benefit of a first mortgage lien on the operating properties of Detroit Edison nor the benefit of the limitation on liens covenant described herein. In addition, until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds would be subject to the prior lien of the mortgage.
      In the event that Detroit Edison elects to have the notes become unsecured on the release date, Detroit Edison’s ability to create, assume or incur certain liens or to enter into certain financing transactions will be restricted. See “— Covenants” below. In addition, on and after the release date, the occurrence of a “default,” as such term is defined in the mortgage, will no longer constitute an event of default under the indenture with respect to the notes. See “Description of Debt Securities — Provisions Applicable to All Debt Securities Other than Mortgage Bonds — Events of Default” in the accompanying prospectus. If the notes are secured by substitute mortgage bonds, then the occurrence of a “default,” as such term shall be defined in the substitute mortgage, will constitute an event of default under the indenture.
      At the date of this prospectus supplement, other than the related series of mortgage bonds to be issued to secure the notes offered hereby, we had outstanding $2.3 billion of mortgage bonds that were issued as security for our senior notes, and are subject to the release provisions. We may, in the future, issue additional notes or other series of debt securities secured by mortgage bonds subject to the release provisions, as well as other debt securities or mortgage bonds. As of March 31, 2006, we had outstanding mortgage bonds not subject to these release provisions in an aggregate principal amount equal to approximately $900 million, or 9% of our Net Tangible Assets and 15% of our Capitalization, of which approximately $523 million aggregate principal amount will not mature or be subject to redemption at our option prior to September 2011. Therefore, the release date is not expected to occur before September 2011, unless we repurchase, prior to their stated maturity, all of our outstanding mortgage bonds, other than mortgage bonds subject to the release provisions, including the related series of mortgage bonds, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of our Net Tangible Assets or 5% of our Capitalization.
      In addition, Detroit Edison may discharge and defease its obligations under the notes as described under “Description of Debt Securities — Provisions Applicable to All Debt Securities Other than Mortgage Bonds — Satisfaction and Discharge” in the accompanying prospectus. Upon compliance by Detroit Edison with the conditions to discharge and defeasance of the notes, the notes would no longer be secured by the related series of mortgage bonds. In addition to satisfying the conditions for defeasance described in the accompanying prospectus, as a condition to discharge and defeasance of the notes, Detroit Edison must deliver to the indenture trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred, and the opinion of counsel must refer to and be based upon a letter ruling of the Internal Revenue Service received by Detroit Edison, a Revenue Ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the supplemental indenture relating to the notes.
      At March 31, 2006, Detroit Edison could have issued approximately $5.1 billion of mortgage bonds on the basis of property additions, assuming an interest rate of 6% for purposes of the earnings test, and approximately $1.3 billion of mortgage bonds on the basis of mortgage bond retirements. See “Description of Debt Securities — Provisions Applicable to General and Refunding Mortgage Bonds — Issuance of Additional Mortgages Bonds” in the accompanying prospectus.
Covenants
      The notes will be issued under the indenture, including the supplemental indenture relating to the notes, which contains covenants that, among other things, limit our ability to incur certain liens or engage in certain sale and lease-back transactions on or after the release date, unless substitute mortgage bonds are issued to secure the notes.
      As used in this prospectus supplement, the following terms have the meanings indicated:
      “Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination and (ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on capital stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.
      “Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any debt.
      “Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and certain regulatory assets and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.
      “Operating Property” means (i) any interest in real property we own and (ii) any asset we own that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.
      “Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to the person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of the supplemental indenture relating to the notes and shall not include any transaction pursuant to which we sell Operating Property to, and thereafter purchase energy or services from, any entity, which transaction is ordered or authorized by any regulatory authority having jurisdiction over us or our operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority.
      “Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.

Limitations on Liens
      The indenture provides that, from and after the release date, unless substitute mortgage bonds are issued to secure the notes, so long as any notes are outstanding, we may not issue, assume, guarantee (including any contingent obligation to purchase) or permit to exist any Debt that is secured by any mortgage, security interest, pledge or lien (“Lien”) of or upon Operating Property owned by us, whether owned at the release date or subsequently acquired, without effectively securing the notes (together with, if we shall so determine, any other indebtedness of ours ranking equally with the notes) equally and ratably with the Debt (but only so long as the Debt is so secured).
      The foregoing restriction will not apply to:

•	Liens on any Operating Property existing at the time of its acquisition and not created in contemplation of the acquisition;

•	Liens on Operating Property of a corporation existing at the time the corporation is merged into or consolidated with us, or at the time the corporation disposes of substantially all of its properties (or those of a division) to us, provided that the Lien is not extended to property owned by us immediately prior to the merger, consolidation or other disposition and is not created in contemplation of the merger, consolidation or other disposition;

•	Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of such property or to secure indebtedness incurred to provide funds for any of these purposes or for reimbursement of funds previously expended for any of these purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement or within six months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18-month period;

•	Liens in favor of the United States or any state or any department, agency or instrumentality or political subdivision of the United States or any state, or for the benefit of holders of securities issued by any of these entities, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property; or

•	Any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in the exceptions listed above, provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by those exceptions listed above shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.
      In addition, notwithstanding the foregoing restrictions, we may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other of our secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions, and Sale and Lease-Back Transactions that are permitted as described in the first sentence of “— Limitations on Sale and Lease-Back Transactions” below), does not exceed the greater of 10% of our Net Tangible Assets or 10% of our Capitalization. The foregoing restrictions do not limit our ability to place Liens on (i) the capital stock of any of our subsidiaries or (ii) the assets of any of our subsidiaries.

Limitations on Sale and Lease-Back Transactions
      The indenture provides that so long as the notes are outstanding from and after the release date, unless substitute mortgage bonds are issued to secure the notes, we may not enter into or permit to exist any Sale and Lease-Back Transaction with respect to any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (i) we would be entitled pursuant to any of the provisions listed as exceptions to the restriction applicable to “— Limitations on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on the Operating Property without equally and ratably securing the notes, (ii) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the last paragraph under “— Limitations on Liens,” at least $1.00 of additional Debt secured by liens (other than Liens permitted by clause (i)), or (iii) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not less than the fair value of the Operating Property so leased), and, otherwise, an amount equal to the fair value (as determined by our Board of Directors) of the Operating Property so leased to the retirement of notes or other debt of Detroit Edison ranking equally with the notes, subject to reduction for notes and the Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.
Concerning the Trustees
      J.P. Morgan Trust Company, National Association is the successor trustee under the indenture and the successor trustee under the mortgage. Affiliates of J.P. Morgan Trust Company, National Association act as lender for, and provide other banking, investment banking and other financial services to, Detroit Edison and its affiliates. An affiliate of J.P. Morgan Trust Company, National Association is acting as an underwriter in this offering. The Trust Indenture Act contains limitations on the rights of J.P. Morgan Trust Company, National Association, in its capacity as indenture trustee and mortgage trustee, should it become a creditor of Detroit Edison, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each of the indenture trustee and the mortgage trustee is permitted to engage in other transactions with Detroit Edison and its subsidiaries from time to time, provided that if either such trustee acquires any conflicting interests it must eliminate such conflicts upon the occurrence of an event of default under the indenture or mortgage, as the case may be, or else resign.
      J.P. Morgan Trust Company, National Association has advised us that its parent, JPMorgan Chase & Co. (“JPMorgan”), has entered into an agreement with The Bank of New York Company (“BNY”) pursuant to which JPMorgan intends to exchange portions of J.P. Morgan Trust Company, National Association’s corporate trust business, including municipal and corporate trusteeships, for the consumer, small business and middle market banking businesses of BNY’s subsidiary, The Bank of New York. J.P. Morgan Trust Company, National Association has further advised us that this exchange transaction has been approved by both companies’ boards of directors, is subject to regulatory approvals, and is expected to close in the late third quarter or fourth quarter of 2006. Upon closing of the exchange transaction, J.P. Morgan Trust Company, National Association anticipates that The Bank of New York would succeed it as trustee under the indenture and the mortgage. An affiliate of The Bank of New York is acting as an underwriter in this offering.
UNDERWRITING
      Subject to the terms and conditions stated in the underwriting agreement with respect to the notes, each of the underwriters named below has agreed to purchase, and we have agreed to sell to the underwriters, the following principal amount of notes:

Principal Amount
Underwriter	of Notes

Barclays Capital Inc.	$
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
BNP Paribas Securities Corp.
BNY Capital Markets, Inc.
Goldman, Sachs & Co.
Greenwich Capital Markets, Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC
Total	$

      The underwriting agreement provides that the obligation of the underwriters to purchase the notes included in this offering is subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

      The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of      % of the principal amount per note. The underwriters and selling group members may allow a discount of      % of the principal amount per note on sales to other broker-dealers. After the initial offering of the notes to the public, the public offering price and such commissions and concessions may be changed by the underwriters.
      We estimate that our total out-of-pocket expenses for this offering will be approximately $               .
      The notes will have no established trading market. One or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.
      In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.
      These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.
      It is expected that delivery of the notes will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day (T+5) following the date of this prospectus supplement. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days (T+3), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date of this prospectus supplement or the next succeeding business day should consult their own advisors.
      We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in that respect.
      The underwriters and their affiliates have acted as lenders, and performed certain investment banking and advisory and general financing, trustee and banking services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with or perform services for us and our affiliates in the ordinary course of their business.

EXPERTS
      The consolidated financial statements and related financial statement schedule of The Detroit Edison Company incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for asset retirement obligations in 2005 and 2003), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
      The validity of the notes and certain other legal matters relating to this offering will be passed upon for Detroit Edison by Thomas A. Hughes, Vice President and General Counsel. Mr. Hughes beneficially owns shares of DTE Energy common stock and holds options to purchase additional shares. Certain legal matters relating to this offering will be passed upon for the underwriters by Dewey Ballantine LLP, New York, New York. Dewey Ballantine LLP will rely on the opinion of Mr. Hughes with respect to Michigan law.
      Dewey Ballantine LLP has represented, and may in the future continue to represent, us and certain of our affiliates as to certain energy regulatory, commercial and other matters unrelated to this offering.

PROSPECTUS
$500,000,000
The Detroit Edison Company
Debt Securities
Detroit Edison Trust I
Detroit Edison Trust II
Trust Preferred Securities
Guaranteed to the extent set forth in this prospectus by
The Detroit Edison Company

       By this prospectus, The Detroit Edison Company may offer from time to time:

•	senior secured debt securities, including general and refunding mortgage bonds and other senior debt securities secured by mortgage bonds; and/or

•	unsecured debt securities, which may be senior or subordinated.
      Each of Detroit Edison Trust I and Detroit Edison Trust II, which are Delaware statutory trusts, may offer from time to time trust preferred securities guaranteed to the extent set forth in this prospectus by The Detroit Edison Company.
      The Detroit Edison Company, Detroit Edison Trust I and Detroit Edison Trust II will provide specific terms of the securities, including the offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to consummate sales of any of these securities unless it is accompanied by a prospectus supplement that describes those securities.
      We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. See the “Plan of Distribution” section beginning on page 38 of this prospectus for more information.
      See “Risk Factors” beginning on page 3 for a discussion of certain risks associated with an investment in these securities.
       The mailing address of Detroit Edison’s and the Detroit Edison Trusts’ principal executive offices is 2000 2nd Avenue, Detroit, Michigan, 48226-1279, and their telephone number is (313) 235-4000.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus is dated July 15, 2005.

      You should rely only on the information contained or incorporated by reference in this prospectus and the applicable prospectus supplement or supplements. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus or any document incorporated by reference is accurate only as of its date. Detroit Edison’s business, financial condition, results of operations and prospects may have changed since such date.
      We are not making an offer to sell these securities in any jurisdiction that prohibits the offer or sale of these securities.
      References in this prospectus to “Detroit Edison,” the “Company,” “we,” “us” and “our” refer to The Detroit Edison Company, unless the context indicates that the references are to The Detroit Edison Company and its consolidated subsidiaries, and references to “Detroit Edison Trusts” are to Detroit Edison Trust I and Detroit Edison Trust II.
ABOUT THIS PROSPECTUS
      This prospectus is part of registration statements that Detroit Edison and the Detroit Edison Trusts filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, Detroit Edison may sell any combination of the securities described in this prospectus in one or more offerings up to a total offering price of $500,000,000, including the U.S. dollar equivalent of non-U.S. dollar offerings.
      This prospectus provides you with a general description of the securities Detroit Edison and/or the Detroit Edison Trusts may offer. Each time Detroit Edison and/or the Detroit Edison Trusts sell securities, Detroit Edison and/or the Detroit Edison Trusts will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”
      For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS
      Before purchasing the securities, investors should carefully consider the following risk factors together with the other information incorporated by reference or provided in this prospectus or in a prospectus supplement in order to evaluate an investment in the securities. Each of the following risks could affect our performance.

Michigan’s electric Customer Choice Program is negatively impacting our financial performance.
      Without regulatory relief or legislative changes, the Michigan electric Customer Choice program will continue to have a negative impact on our financial performance. The electric Customer Choice program, as originally contemplated in Michigan, anticipated an eventual transition to a totally deregulated and competitive environment where customers would be charged market-based rates for their electricity. The Michigan Public Service Commission (“MPSC”) has continued to regulate electric rates for some of our customers, while alternative suppliers can charge market-based rates. In addition, such regulated electric rates for certain groups of our customers exceed the cost of service to those customers. This has resulted in high levels of participation in the electric Customer Choice program by those customers that have the highest price relative to their cost of service. While lost margins, sometimes referred to as stranded costs, may be recoverable in whole or in part through the regulatory process, there can be no assurances that legislative changes or the MPSC will allow for recovery of stranded costs.
      Even with the Customer Choice-related rate relief received in Detroit Edison’s 2004 rate orders, there continues to be considerable financial risk associated with the Customer Choice program. Choice migration is sensitive to market price, transition charges and electric bundled price increases.

Weather significantly affects our operations.
      Deviations from normal hot and cold weather conditions affect our earnings and cash flow. Mild temperatures can result in decreased utilization of our assets, lowering income and cash flow. Damage due to ice storms, tornadoes, or high winds can damage our infrastructure and require us to perform emergency repairs and incur material unplanned expenses. The expenses of storm restoration efforts may not be recoverable through the regulatory process.

Our operations continue to be negatively affected by competition.
      Deregulation and restructuring in the electric industry has resulted in increased competition and unrecovered costs that have affected and may continue to affect our financial condition, results of operations or cash flows. We are a regulated public utility, and this regulation has hindered our ability to retain customers in a competitive marketplace.

We are subject to rate regulation.
      We operate in a regulated industry. Our electric rates are set by the MPSC and the Federal Energy Regulatory Commission (“FERC”) and cannot be increased without regulatory authorization. We may be impacted by new regulations or interpretations by the MPSC, the FERC or other regulatory bodies. New legislation, regulations or interpretations could change how our business operates, impact our ability to recover costs through rate increases or require us to incur additional expenses.

Adverse changes in our credit ratings may negatively affect us.
      Increased scrutiny of the energy industry and regulatory changes, as well as changes in our economic performance could result in credit agencies reexamining our credit rating. A credit agency currently has a “negative outlook” on our ratings. While credit ratings reflect the opinions of the credit agencies issuing such ratings and may not necessarily reflect actual performance, a downgrade in our credit rating could restrict or discontinue our ability to access capital markets at attractive rates and increase our borrowing costs.

Regional and national economic conditions may unfavorably impact us.
      Our business follows the economic cycles of the customers we serve. Should national or regional economic conditions decline, reduced volumes of electricity we supply will result in decreased earnings and cash flow. Economic conditions in our service territory also impact our collections of accounts receivable and financial results.

Environmental laws and liability may be costly.
      We are subject to numerous environmental regulations. These regulations govern air emissions, water quality, wastewater discharge, and disposal of solid and hazardous waste. Compliance with these regulations can significantly increase capital spending, operating expenses and plant down times. These laws and regulations require us to seek a variety of environmental licenses, permits, inspections and other regulatory approvals. We may also incur liabilities because of emission of gases from our generating facilities that may cause changes in the climate. The regulatory environment is subject to significant change and, therefore, we cannot predict future issues.
      Additionally, we may become a responsible party for environmental clean up at sites identified by a regulatory body. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties.
      Since there can be no assurances that environmental costs may be recovered through the regulatory process, our financial performance may be negatively impacted as a result of environmental matters.

Operation of a nuclear facility subjects us to risk.
      Ownership of an operating nuclear generating plant subjects us to significant additional risks. These risks include, among others, plant security, environmental regulation and remediation, and operational factors that can significantly impact the performance and cost of operating a nuclear facility. While we maintain insurance for various nuclear-related risks, there can be no assurances that such insurance will be sufficient to cover our costs in the event of an accident or business interruption at our nuclear generating plant, which may affect our financial performance.

The supply and price of fuel and other commodities may impact our financial results.
      We are dependent on coal for much of our electrical generating capacity. Price fluctuation and coal and other fuel supply disruptions could have a negative impact on our ability to profitably generate electricity. We have hedging strategies in place to mitigate negative fluctuations in commodity supply prices but there can be no assurances that our financial performance will not be negatively impacted by price fluctuations.

A work interruption may adversely affect us.
      Unions represent approximately 3,900 of our employees. A union choosing to strike as a negotiating tactic would have an impact on our business. Of our represented employees, 3,400 are under a three year contract that was ratified in 2004. The contract of the remaining represented employees expires in August 2005. We have not begun negotiations on that labor contract.

Unplanned power plant outages may be costly.
      Unforeseen maintenance may be required to safely produce electricity or comply with environmental regulations. As a result unforeseen maintenance, we may be required to make spot market purchases of electricity that exceed our costs of generation. Our financial performance may be negatively affected if we are unable to recover such increased costs.

Our ability to access capital markets at attractive interest rates is important.
      Our ability to access capital markets is important to operate our business. Heightened concerns about the energy industry, the level of borrowing by other energy companies and the market as a whole could limit our access to capital markets. Changes in interest rates could increase our borrowing costs and negatively impact our financial performance.

Property tax reform may be costly.
      We are one of the largest payers of property taxes in the State of Michigan. Should the legislature change how schools are financed, we could face increased property taxes on our Michigan facilities.

We may not be fully covered by insurance.
      While we have a comprehensive insurance program in place to provide coverage for various types of risks, catastrophic damage as a result of acts of God, terrorism, war or a combination of significant unforeseen events could impact our operations and economic losses might not be covered in full by insurance.

Terrorism could affect our business.
      Damage to downstream infrastructure or our own assets by terrorist groups would impact our operations. We have increased security as a result of recent events and further security increases are expected.

Failure to successfully implement new information systems could interrupt our operations.
      Our business depends on numerous information systems for operations and financial information and billings. We are in the process of launching the first phase of our DTE2 project, a multiyear Company-wide initiative to improve existing processes and implement new core information systems. Failure to successfully implement DTE2 could interrupt our operations.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the documents incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”), with respect to the financial condition, results of operations and business of Detroit Edison. You can find many of these statements by looking for words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions in this prospectus or in documents incorporated herein. All forward-looking statements we make are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.
      Forward-looking statements involve certain assumptions, risks and uncertainties that may cause actual future results to differ materially from those contemplated, projected, estimated or budgeted in such forward-looking statements. There are many factors that may impact forward-looking statements including, but not limited to, the following:

•	the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers;

•	economic climate and growth or decline in the geographic areas where we do business;

•	environmental issues, laws and regulations, and the cost of remediation and compliance associated therewith;

•	nuclear regulations and operations associated with nuclear facilities;

•	implementation of the electric Customer Choice program;

•	impact of electric utility restructuring in Michigan, including legislative amendments;

•	employee relations and the impact of collective bargaining agreements;

•	unplanned outages;

•	access to capital markets and capital market conditions;

•	credit agency ratings;

•	the timing and extent of changes in interest rates;

•	the level of borrowings;

•	changes in the cost and availability of coal and other raw materials, and purchased power;

•	effects of competition;

•	impact of regulation by the FERC, the MPSC, the Nuclear Regulatory Commission (“NRC”) and other applicable governmental proceedings and regulations;

•	changes in federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits;

•	the ability to recover costs through rate increases;

•	the availability, cost, coverage and terms of insurance;

•	the cost of protecting assets against or damage due to terrorism;

•	changes in accounting standards and financial reporting regulations;

•	changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues;

•	uncollectible accounts receivable; and

•	changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to Detroit Edison.
      You are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus or the date of any document incorporated by reference.
      All written and oral forward-looking statements attributable to Detroit Edison or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.
      The factors discussed above and other factors are discussed more completely in our public filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2004.
THE DETROIT EDISON COMPANY
      Detroit Edison, a wholly-owned subsidiary of DTE Energy Company, which we refer to as DTE Energy, is a Michigan public utility engaged in the generation, purchase, distribution and sale of electric energy to 2.1 million customers in a 7,600 square mile area in southeastern Michigan. DTE Energy, a Michigan corporation incorporated in 1995, is an exempt holding company under the Public Utility Holding Company Act of 1935, as amended.
      We currently operate our businesses through two strategic business units (Energy Resources — Power Generation and Energy Distribution — Power Distribution). Based on this structure, we set strategic goals, allocate resources and evaluate performance. A summary discussion of each business unit follows.

      Our business and assets are subject to regulation by numerous federal and state governmental agencies, including, among others, the FERC, the MPSC, the NRC and the Environmental Protection Agency.
Energy Resources — Power Generation
      Power generation comprises our utility power generation business and plants. Electricity is generated from our numerous fossil plants, our hydroelectric pumped storage plant and our nuclear plant, and purchased from electricity generators, suppliers and wholesalers. The electricity we produce and purchase is sold to four major classes of customers: residential, commercial, industrial and wholesale, principally throughout Michigan, the Midwest and Ontario, Canada.
Energy Distribution — Power Distribution
      Our electric distribution services comprise our regulated power distribution unit. This business distributes electricity generated by the Energy Resources’ power generation unit and alternative electric suppliers to our 2.1 million customers in southeastern Michigan.
DETROIT EDISON TRUSTS
      Detroit Edison Trust I and Detroit Edison Trust II are Delaware statutory trusts, created by way of trust agreements and the filing of certificates of trust with the Delaware Secretary of State. We will execute amended and restated trust agreements for the Detroit Edison Trusts, referred to in this prospectus as the trust agreements. These trust agreements will state the terms and conditions for the Detroit Edison Trusts to issue and sell their trust preferred securities and trust common securities. We filed a form of trust agreement as an exhibit to the registration statement of which this prospectus forms a part in connection with any issuance of trust securities.
      The Detroit Edison Trusts will exist solely to:

•	issue and sell their trust preferred securities and trust common securities;

•	use the proceeds from the sale of their trust preferred securities and trust common securities to purchase and hold Detroit Edison’s debt securities as trust assets; and

•	engage in other activities that are necessary or incidental to the above purposes.
      Detroit Edison will hold directly or indirectly all of the trust common securities of each of the Detroit Edison Trusts. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of each Detroit Edison Trust’s total capitalization. The trust preferred securities will represent the remaining percentage of each Detroit Edison Trust’s total capitalization. The trust common securities will generally have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if Detroit Edison defaults on the debt securities owned by a Detroit Edison Trust or another event of default under the trust agreement occurs, then, so long as the default continues, cash distributions and liquidation, redemption and other amounts payable or deliverable on the securities of that trust must be paid or delivered to the holders of the trust preferred securities of that trust before the holders of the common securities of that trust.
      The Detroit Edison Trusts may not borrow money, issue debt, execute mortgages or pledge any of their assets.
      The trust preferred securities will be guaranteed by us as described in this prospectus and the applicable prospectus supplement.
      Unless otherwise specified in the applicable prospectus supplement, the following trustees will conduct each Detroit Edison Trust’s business and affairs.

•	J.P. Morgan Trust Company, National Association, as property trustee;

•	Chase Bank USA, National Association, as Delaware trustee; and

•	one or more of our officers, as administrative trustees.
      Only Detroit Edison, as direct or indirect owner of the trust common securities, can remove or replace the administrative trustees. In addition, we can increase or decrease the number of administrative trustees. Also, we, as direct or indirect holder of the trust common securities, will generally have sole right to remove or replace the property and Delaware trustees. However, if Detroit Edison defaults on the debt securities owned by a Detroit Edison Trust or another event of default under the trust agreement occurs, then, so long as that default is continuing, the holders of a majority in liquidation amount of the outstanding trust preferred securities of that trust may remove and replace the property and Delaware trustees for that trust.
      We will pay all fees and expenses related to the Detroit Edison Trusts and the offering of the trust preferred securities. We will also pay all ongoing costs and expenses of the Detroit Edison Trusts, except each trust’s obligations under the trust preferred securities and trust common securities.
      The business and affairs of the Detroit Edison Trusts will be conducted by its administrative trustees. The office of the Delaware trustee in the State of Delaware is 500 Stanton Christiana Road, Newark, Delaware 19713.
USE OF PROCEEDS
      The Detroit Edison Trusts will use the proceeds from the sale of the trust preferred securities to purchase debt securities of Detroit Edison. Except as we may otherwise state in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of our debt securities for general corporate purposes, which may include, among other things:

•	to repay outstanding indebtedness;

•	to replace funds previously utilized for the redemption or repayment of securities;

•	working capital; and

•	capital expenditures.
      The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. Pending the application of proceeds, we may invest the funds temporarily in short-term investment grade securities.
RATIOS OF EARNINGS TO FIXED CHARGES
      Our ratios of earnings to fixed charges were as follows for the periods indicated in the table below:

	Year Ended December 31,

	2004	2003	2002	2001	2000

Ratios of Earnings to Fixed Charges	1.73	2.35	2.66	2.02	2.88
      Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of net income before deducting income taxes and fixed charges; and

•	“fixed charges,” which consist of total interest charges, interest factor of rents and amortization of debt discount, premium and expense.

THE SECURITIES THAT WE MAY OFFER
      The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain terms and provisions of the various types of securities that Detroit Edison and the Detroit Edison Trusts may offer. The particular terms of the securities offered by any prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the securities, and any securities exchange on which the securities may be listed.
      We may sell from time to time, in one or more offerings:

•	senior secured debt securities, including general and refunding mortgage bonds and other senior debt securities secured by mortgage bonds; and/or

•	unsecured debt securities, which may be senior or subordinated.
      The Detroit Edison Trusts may offer and sell from time to time their trust preferred securities guaranteed by us.
      In this prospectus, Detroit Edison and the Detroit Edison Trusts refer to the senior secured debt securities, unsecured debt securities, trust preferred securities and our guarantees of the trust preferred securities collectively as “securities.” We refer to the senior secured debt securities and the unsecured debt securities collectively as the “debt securities.”
DESCRIPTION OF DEBT SECURITIES
General
      The following description, together with any applicable prospectus supplement, summarizes certain material terms and provisions of the debt securities we may offer under this prospectus and the related indenture. We will issue the debt securities, other than general and refunding mortgage bonds, under an indenture, dated as of June 30, 1993, as supplemented, and supplemental indentures creating each applicable series of debt securities, which we refer to collectively as the “indenture,” between Detroit Edison and J.P. Morgan Trust Company, National Association, as successor trustee. We refer to J.P. Morgan Trust Company, National Association, or any successor or additional trustee, in its capacity as trustee under the indenture, as the “indenture trustee” for purposes of this section.
      The general and refunding mortgage bonds, which we refer to as the “mortgage bonds,” are to be issued under and secured by the mortgage and deed of trust, dated as of October 1, 1924, between Detroit Edison and J.P. Morgan Trust Company, National Association, as successor trustee, as amended and supplemented by various supplemental indentures and as to be further amended and supplemented by one or more supplemental indentures creating the mortgage bonds, which we refer to collectively as the “mortgage.” We refer to J.P. Morgan Trust Company, National Association, or any successor or additional trustee, in its capacity as trustee under the mortgage, as the “mortgage trustee” for purposes of this section. Each series of secured debt securities will be secured as to payment of principal, interest and premium, if any, by mortgage bonds.
      The indenture does not limit the amount of debt securities we may issue under it, and it provides that additional debt securities of any series may be issued up to the aggregate principal amount that we may authorize from time to time. As of December 31, 2004 approximately $2.1 billion aggregate principal amount of debt securities were issued and outstanding under the indenture.
      As of December 31, 2004, approximately $2.8 billion aggregate principal amount of mortgage bonds were issued and outstanding under the mortgage. Of these mortgage bonds, $1.6 billion aggregate principal amount were issued as security for our debt securities and are subject to the release provisions described below under “— Provisions Applicable to All Debt Securities Other Than Mortgage Bonds — Security; Pledge of Mortgage Bonds — Release Date.”

      Unless otherwise indicated in the applicable prospectus supplement, we will issue registered debt securities in denominations of $1,000 and integral multiples of $1,000 and bearer securities in denominations of $5,000.
      The following summaries set forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Because the descriptions of provisions of the indenture and the mortgage below are summaries, they do not describe every aspect of the indenture or the mortgage. The summaries below are subject to, and are qualified in their entirety by reference to, all provisions of the indenture and the mortgage, including the definitions therein of certain terms. We have filed copies of the indenture and the mortgage as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the mortgage and indenture for provisions that may be important to you. Wherever particular articles, sections or defined terms of the indenture or mortgage are referred to those articles, sections or defined terms are incorporated herein by reference, and the statement in connection with which such reference is made is qualified in its entirety by such reference. The indenture and the mortgage contain, and the debt securities, when issued, will contain, additional important terms and provisions. We will describe the particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered in the prospectus supplement relating to those debt securities.
      Unless we otherwise specify in this prospectus or in the applicable prospectus supplement, we will issue debt securities in the form of global securities, deposited with and registered in the name of The Depository Trust Company, as depository, which we refer to as “DTC,” or its nominee. Interests in the debt securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See “Book-Entry Securities.”
Provisions Applicable to All Debt Securities

General
      The prospectus supplement that accompanies this prospectus relating to the debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

•	the title or designation of the debt securities, which may include medium-term notes;

•	the aggregate principal amount of the debt securities;

•	whether the debt securities are to represent secured indebtedness, including mortgage bonds, or senior unsecured indebtedness or subordinated indebtedness and, if subordinated debt securities, the specific subordination provisions applicable thereto;

•	in the case of subordinated debt securities, the relative degree, if any, to which such subordinated debt securities of the series will be senior to or be subordinated to other series of subordinated debt securities or other indebtedness of Detroit Edison in right of payment, whether such other series of subordinated debt securities or other indebtedness is outstanding or not;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	the person to whom any interest on any registered security shall be payable, if other than the person in whose name that security is registered at the close of business on the record date, the manner in which, or the person to whom, any interest on any bearer security shall be payable, if other than upon presentation and surrender of coupons, and the extent to which, or the manner in which, any interest payable on a temporary global security will be paid if other than in the manner provided in the indenture or the mortgage, as the case may be;

•	whether the debt securities will be issued in the form of one or more global securities;

•	the date or dates on which the principal of (and premium, if any, on) the debt securities will be payable or the method or methods, if any, by which such date or dates will be determined;

•	the rate or rates, which may be fixed or variable, or the method or methods of determining the rate or rates at which the debt securities will bear any interest;

•	the date or dates from which any interest will accrue or the method or methods, if any, by which such date or dates will be determined and the date or dates on which such interest will be payable;

•	whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder who is a “United States alien,” as defined in the indenture, in respect of any tax, assessment or governmental charge, and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (the term “interest,” as used in this prospectus, includes any additional amounts);

•	the place or places where the principal of (and premium, if any) and interest on the debt securities shall be payable, and where any registered securities may be surrendered for registration of transfer or exchange;

•	a description of any provisions providing for redemption of the debt securities, in whole or in part, at our option, a holder’s option or otherwise, and the terms and provisions of such a redemption;

•	any sinking fund or other mandatory redemption or similar terms;

•	the authorized denominations of the debt securities, if other than denominations of $1,000 and any integral multiple thereof (in the case of registered securities) or $5,000 (in the case of bearer securities);

•	if other than the principal amount thereof, the portion of the principal amount of the debt securities or any of them that shall be payable upon declaration of acceleration of the maturity thereof or the method by which such portion is to be determined;

•	if other than U.S. dollars, the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•	if the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium and interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	any index or other method used to determine the amount of payments of principal of, and any premium and interest on, the debt securities;

•	if there is more than one trustee under the indenture or the mortgage, the identity of the trustee and, if not the trustee, the identity of each security registrar, paying agent and/or authenticating agent with respect to the debt securities;

•	whether the debt securities shall be issued as original issue discount securities;

•	whether a credit facility or other form of credit support will apply to the debt securities;

•	any deletions from, modifications of or additions to the events of default or covenants with respect to the debt securities;

•	in the case of debt securities secured by mortgage bonds, a description of any provisions relating to the release of such mortgage bonds; and

•	any other specific terms of the debt securities.
      We are not obligated to issue all debt securities of any one series at the same time and all the debt securities of any one series need not bear interest at the same rate or mature on the same date.

      If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of debt securities and such currencies or currency units in the applicable prospectus supplement.
      Other than as described below under “— Provisions Applicable to General and Refunding Mortgage Bonds — Issuance of Additional Mortgage Bonds” with respect to limitations on the issuance of mortgage bonds, neither the mortgage nor the indenture limits our ability to incur indebtedness. In addition, neither the mortgage nor the indenture affords holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of debt securities for information regarding any deletions from, modifications of or additions to the events of default described below or covenants contained in the indenture, including any addition of a covenant or other provisions providing event risk or similar protection.
Provisions Applicable to General and Refunding Mortgage Bonds

General
      The mortgage bonds, which we may issue directly or which may secure our obligations with respect to a series of secured debt securities, are to be issued under and secured by the mortgage.
      The mortgage bonds may be issued in whole or in part in the form of one or more global securities that shall be deposited with, or on behalf of, DTC or such other depository as may be specified, and registered in the name of a nominee of the depository. See “Book-Entry Securities.” We will issue the mortgage bonds only in fully registered form in denominations of $1,000 and integral multiples thereof or any authorized minimum denomination. Mortgage bonds of any denomination will be exchangeable without charge (except for stamp taxes and other governmental charges) for mortgage bonds of the same series of other denominations.
      Unless otherwise specified in a prospectus supplement, there will be no sinking fund, maintenance and replacement fund, improvement fund or similar provisions with respect to the debt securities.
      At December 31, 2004, mortgage bonds of various series, aggregating $1.1 billion in principal amount were issued as security for various series of outstanding industrial development revenue bonds. In addition, mortgage bonds of various other series aggregating $1.7 billion in principal amount, were issued as security for various series of Detroit Edison’s outstanding notes issued under the indenture. Of these mortgage bonds, $1.6 billion are subject to the release provisions described below under “— Provisions Applicable to All Debt Securities Other Than Mortgage Bonds — Security; Pledge of Mortgage Bonds — Release Date.” Such bonds contain provisions that correspond to the revenue bonds or notes they collateralize in respect of principal amounts, interest rates, maturity dates and redemption. All payments of interest on, and reductions of the principal amounts of, such revenue bonds or notes will be credited as payments to, or will give rise to reductions of principal amounts of, the corresponding bonds issued under the mortgage.

Security and Priority
      The mortgage is a first lien (subject only to excepted encumbrances as described in the mortgage) on a substantial portion of Detroit Edison’s properties and franchises and will (subject to the necessity for particular filings and recordings in the case of certain personal property) constitute a first lien on any such properties hereafter acquired by Detroit Edison, except that (1) after-acquired property will be subject to prior liens and encumbrances, if any, existing when acquired by Detroit Edison, (2) the mortgage will not become a lien upon after-acquired real property in a new county until it has been duly filed and recorded, and (3) the mortgage may not be effective as to property acquired subsequent to the filing of a bankruptcy proceeding with respect to Detroit Edison. The mortgage is not a lien on (a) equipment, materials or supplies purchased for resale or (b) securities or cash not specifically pledged and deposited with the mortgage trustee.

      The mortgage bonds will rank equally as to security with all mortgage bonds of all other series outstanding under the mortgage except insofar as any sinking, improvement or analogous fund may be deemed to afford additional security for the mortgage bonds of any series and except that, as provided in Section 3 of Article VI of the mortgage, the mortgage trustee may, when in possession during a default, apply any residue of collections to payment of principal of such mortgage bonds as are then due if all of the mortgage bonds have not become due.
      Detroit Edison has good and marketable title to all properties standing of record in its name (which include all of those properties on which its principal plants, generating stations and substations are erected and on which its general office and service buildings are constructed and all other important parcels of real estate and improvements thereon, other than pollution control facilities standing in the names of certain municipalities that are being sold to Detroit Edison pursuant to installment sales contracts and the undivided ownership interest of the Michigan Public Power Agency in a portion of the Belle River Power Plant), subject to the lien of the mortgage and subject to minor exceptions, defects, irregularities and deficiencies that, in the opinion of Detroit Edison, do not materially impair the use of such property, and has adequate rights to maintain and operate such of its distribution facilities as are located on public or other property.

Issuance of Additional Mortgage Bonds
      Additional mortgage bonds may be issued under the mortgage on the basis of:

•	60% of the cost or fair value to Detroit Edison (whichever is less) of property additions (as detailed below) that have not previously been taken into account for other purposes under the mortgage;

•	retired bonds in the same principal amount that have not previously been taken into account for other purposes under the mortgage; and

•	cash deposited with the mortgage trustee in the same amount. (Article III)
      Property additions include property, real and personal, used in the business of generating, transmitting or distributing electricity or gas, or power or heat by means of steam or hot water, and, with certain exceptions, located in the State of Michigan. Property additions do not include property acquired or constructed to keep the mortgaged property in working order or merely to replace obsolete or worn out property, except for the excess over the original cost of the original property. (Article I, Section 4; Article III, Section 4)
      Bonds may not be issued on the basis of property additions or deposited cash unless earnings of Detroit Edison (after all operating expenses including all taxes, but excluding depreciation and interest charges) available for interest and reserves, including depreciation, for any consecutive twelve-month period within the immediately preceding fifteen months shall have been at least one and three-quarters times the annual interest charges on all mortgage bonds then outstanding under the mortgage, all mortgage bonds then applied for, all prior lien bonds if there are any outstanding and any other indebtedness secured by a lien superior to the mortgage on any portion of the mortgaged property.
      At December 31, 2004 we could have issued approximately $4.9 billion of mortgage bonds on the basis of property additions, assuming an interest rate of 5.0% for purposes of the earnings test, and approximately $1.84 billion of mortgage bonds on the basis of mortgage bond retirements.
      Cash deposited with the mortgage trustee as the basis for the issuance of additional mortgage bonds may be withdrawn by Detroit Edison up to an amount equal to the aggregate principal amount of mortgage bonds to the authentication and delivery of which Detroit Edison shall have become entitled on the basis of property additions, or equal to the aggregate principal amount of mortgage bonds theretofore authenticated and delivered under the mortgage which are delivered to the mortgage trustee for cancellation. (Article III, Section 7)

Release Provisions
      Detroit Edison may, in the ordinary course of business, use and consume materials and equipment and may alter, repair, replace, change location or position of and add to plants, buildings, machinery and other fixtures without notice to the mortgage bondholders. Leases and contracts may be entered into, terminated or altered, and materials, equipment and supplies may be sold, exchanged or otherwise disposed of, free from the lien of the mortgage, all in the ordinary course of business. (Article X, Sections 1 and 2) Detroit Edison may also surrender or modify its franchises or sell or exchange any other part of its property upon compliance with the mortgage requirements, including, without limitation, the delivery to the mortgage trustee of cash in an amount or retired bonds in a principal amount, and/or the certification to the mortgage trustee of property additions having a fair value, equal in the aggregate to the fair value of the property to be released. (Article X, Sections 3 and 4; Article XA, Section 2) The mortgage trustee is required to report annually to the mortgage bondholders with respect to any release, or release and substitution of property. (Article XII, Section 7)
      Cash deposited with the mortgage trustee in connection with the release of property may, among other things, be paid over to Detroit Edison in an amount equal to the amount of property additions, on the principal amount of retired bonds, certified for this purpose.

Consolidation, Merger and Sale of Assets
      Detroit Edison may, without the consent of the holders of the debt securities, consolidate or merge with or into, or convey or lease substantially all the properties subject to the mortgage as an entirety to, any corporation lawfully entitled to acquire and operate the same, or may permit any such corporation to consolidate or merge with or into Detroit Edison, or convey, transfer or lease substantially all the properties subject to the mortgage as an entirety to Detroit Edison, provided that any successor corporation assumes Detroit Edison’s obligations on the mortgage bonds and under the mortgage; provided, however, that no such consolidation, merger, conveyance, or lease shall impair the lien and security of the mortgage or any of the rights and powers of the mortgage trustee or the bondholders thereunder, and provided that any such lease shall be made expressly subject to immediate termination by Detroit Edison or by the mortgage trustee at any time upon the happening of an event of default, and that certain other conditions are met. (Article XIV)

Modification
      Detroit Edison and the mortgage trustee may modify the mortgage and the rights and obligations of Detroit Edison and of the mortgage bondholders with the consent of Detroit Edison and of the holders of 85% of the principal amount of mortgage bonds outstanding; provided that no such modification may permit any change in the terms of payment of principal or interest of any bond without the consent of the holder thereof, nor permit the creation of any lien ranking prior to or on parity with the lien of the mortgage with respect to any property mortgaged thereunder, nor reduce the percentage of mortgage bondholders necessary to consent to such modification. (Article XV)
      The mortgage also provides that Detroit Edison and the mortgage trustee may enter into supplemental indentures, without the consent of the bondholders, for the purposes of:

•	adding to the conditions, limitations and restrictions on the authentication and delivery of bonds under the mortgage;

•	adding to the covenants and agreements of Detroit Edison;

•	evidencing new series of bonds;

•	evidencing the succession of another corporation to Detroit Edison;

•	conveying, transferring, and assigning additional properties, securities, and franchises to the mortgage trustee;

•	providing a sinking, amortization, improvement or other analogous fund for the purchase, redemption or other retirement of any bonds; or

•	curing any ambiguities, or curing, correcting or supplementing any defect or inconsistent provision contained in the mortgage as supplemented.

      The mortgage also provides that any supplemental indenture shall, insofar as may be required by the provisions of the Trust Indenture Act of 1939 as then in effect, comply with the provisions of that Act. (Article XVI)

Events of Default and Remedies
      The following events of default are applicable to the mortgage bonds:

•	failure to pay interest when due on the mortgage bonds, continued for 90 days;

•	failure to pay principal of the mortgage bonds when due;

•	failure to pay interest on outstanding underlying or prior lien bonds when due, continued for 90 days;

•	failure to pay principal of outstanding underlying or prior lien bonds when due;

•	failure to perform or observe covenants, agreements or conditions contained in the mortgage, continued for 90 days after notice of default as provided in the mortgage; and

•	insolvency or adjudication of bankruptcy or appointment of a receiver not removed or discharged within 90 days. (Article VI, Section 2)
      If an event of default under the mortgage occurs and is continuing, the mortgage trustee may, and the holders of at least 25% in principal amount of outstanding mortgage bonds may, and upon the request of the holders of at least a majority in principal amount of outstanding mortgage bonds the mortgage trustee will, by notice as provided in the mortgage, declare the principal of all outstanding mortgage bonds, together with accrued interest thereon, to be immediately due and payable. If, at any time after any such declaration of acceleration, and before any sale of the trust estate has been made, all arrears of interest have been paid and all other defaults, if any, have been remedied or secured, then the holders of a majority in principal amount of outstanding mortgage bonds may, by notice as provided in the mortgage, waive such default and its consequences and rescind such declaration, but no such waiver will extend to any subsequent default. (Article VI, Section 2)
      If an event of default occurs and is continuing, the mortgage trustee may:

•	take possession of the trust estate and hold, use, operate, manage and control the same;

•	sell the trust estate; and

•	enforce its rights and the rights of the mortgage bondholders by appropriate judicial proceeding at law or in equity. (Article IV, Section 3)
      The holders of a majority in aggregate principal amount of outstanding mortgage bonds have the right to direct the method and place of conducting all proceedings for the sale of the trust estate, foreclosure or appointment of a receiver or other proceedings under the mortgage. (Article VI, Section 15) The holders of not less than a majority in principal amount, upon providing reasonable security and indemnity to the mortgage trustee, can require the mortgage trustee to take action toward the execution or enforcement of the trusts created by the mortgage. (Article VI, Section 16; Article XII, Section 1(b)(8))
      No holder of any mortgage bond will have the right to institute any proceeding for the foreclosure of the mortgage or for the enforcement of any other remedy under the mortgage unless:

•	such holder has previously given the mortgage trustee notice of default;

•	the holders of 25% in principal amount of outstanding mortgage bonds have requested the mortgage trustee, and afforded it a reasonable opportunity, to institute such proceeding in its own name;

•	such holder or holders have offered the mortgage trustee adequate security and indemnity against costs, expenses and liabilities; and

•	the mortgage trustee has refused or neglected to comply with such request within a reasonable time. (Article VI, Section 18)

      No holder of mortgage bonds will have any right in any manner to affect, disturb or prejudice the lien of the mortgage. (Article VI, Section 18)
      Nothing in the mortgage, however, will affect or impair the right of any bondholder, which is absolute and unconditional, to enforce payment of the principal and interest of his bonds. (Article VI, Section 18)
      The laws of the various states in which the trust estate is located may limit or deny the ability of the mortgage trustee to enforce certain rights and remedies provided in the mortgage in accordance with their terms.

Evidence of Compliance
      Detroit Edison is required to furnish to the mortgage trustee an opinion of counsel as to recordation of each supplemental indenture and an annual opinion as to recording, filing, re-recording and re-filing of the mortgage and supplements thereto. (Article XA, Section 3) Detroit Edison is also required to furnish to the mortgage trustee an annual certificate of its officers as to compliance with certain provisions of the mortgage. (Article V, Section 19)
Provisions Applicable to All Debt Securities Other Than Mortgage Bonds
      We may issue the debt securities in one or more series with the same or various maturities. (Section 301) We may issue debt securities solely in fully registered form as registered securities without coupons, solely in bearer form as bearer securities with or without coupons, or both as registered securities and bearer securities. (Section 301)
      Unless otherwise specified in the applicable prospectus supplement, principal and interest, if any, on the debt securities offered thereby are to be payable at the office or agency of Detroit Edison maintained for such purposes in the city where the principal corporate trust office of the indenture trustee is located, and will initially be the principal corporate trust office of the indenture trustee, provided that payment of interest, if any, may be made at the option of Detroit Edison by check mailed to the persons in whose names the debt securities are registered at the close of business on the day specified in the prospectus supplement accompanying this prospectus.
      However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

•	We will first propose to the indenture trustee a payment date for such defaulted interest and we will deposit with the paying agent an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest. Next, the indenture trustee will choose a special record date for determining which Holders are entitled to the payment. The special record date will be 10 days before the payment date we propose. Finally, the paying agent will pay such defaulted interest on the payment date to the holder of the debt security as of the close of business on the special record date; or

•	Alternatively, we can propose to the indenture trustee any other lawful manner of payment that is consistent with the requirements to any securities exchange on which such debt securities are listed for trading. If the indenture trustee thinks the proposal is practicable, payment will be made as proposed. (See Section 307)
      We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. We may describe the Federal income tax consequences and special considerations applicable to any series in the applicable prospectus supplement.

Form, Exchange, Registration and Transfer
      Registered debt securities will be exchangeable for other debt securities of the same series and of like tenor, of any authorized denominations and of a like aggregate principal amount and stated maturity (as defined in the indenture). Debt securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the indenture trustee or at the office of any transfer agent designated by Detroit Edison for such purpose, without service charge but upon payment of any taxes and other governmental charges as described in the indenture. Such transfer or exchange will be effected upon the books of the indenture trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305)
      Detroit Edison will not be required to (i) issue, register the transfer of or exchange debt securities during a period beginning at the opening of business 15 days before any selection of debt securities of such series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) register the transfer of or exchange any such registered debt security, or portion thereof, called for redemption, except the unredeemed portion of any such debt security being redeemed in part. (Section 305)
      If we issue debt securities of any series as bearer securities, the prospectus supplement will contain any restrictions applicable to the offer, sale or delivery of bearer securities and the terms upon which bearer securities of the series may be exchanged for registered securities of the series and, if permitted by applicable laws and regulations, the terms upon which registered securities of the series may be exchanged for bearer securities of the series, whether such debt securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for debt securities of such series and the circumstances under which any such exchanges may occur.

Satisfaction and Discharge
      Detroit Edison will be deemed to have paid and discharged the indebtedness on all the debt securities of a series and the indenture trustee will execute instruments acknowledging the satisfaction and discharge of such indebtedness and, if applicable, will pay, or assign or transfer and deliver to Detroit Edison the related mortgage bond issued in connection with the debt securities of such series if:

•	Detroit Edison has deposited or caused to be deposited with the indenture trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date, as the case may be; or Detroit Edison has deposited or caused to be deposited with the indenture trustee such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America maturing as to principal and interest in such amounts and at such times as will, without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding debt securities of such series for principal (and premium, if any) and interest to the stated maturity or any redemption date, as the case may be;

•	after giving effect to the satisfaction and discharge of the debt securities and to the release from the lien of the indenture of the mortgage bonds related to such debt securities and designated by us for such release, the aggregate principal amount of the mortgage bonds relating to all outstanding debt securities shall not be less than the aggregate principal amount of (and premium, if any) all then outstanding debt securities;

•	Detroit Edison has paid or caused to be paid all other sums payable with respect to the debt securities of such series; and (Section 503)

•	All other conditions specified with respect to debt securities of such series have been satisfied.

Events of Default
      Any one of the following events will constitute an event of default under the indenture with respect to the debt securities of any series:

•	failure to pay any interest on any debt security of that series when due, continued for 30 days;

•	failure to pay principal of (or premium, if any) on the debt securities of that series when due;

•	default in the deposit of any sinking fund payment when due;

•	in the case of debt securities secured by mortgage bonds, failure to comply with the provisions of the pledged mortgage bonds as set forth in the indenture;

•	failure to perform or breach of any other covenant or warranty of Detroit Edison in the indenture (other than a covenant or warranty included in the indenture solely for the benefit of a series of securities other than such debt securities), continued for 60 days after written notice as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization involving Detroit Edison;

•	in the case of debt securities secured by mortgage bonds, the occurrence of a “default” as such term is defined in the mortgage; and

•	any other event of default that may be provided with respect to the debt securities of that series. (Section 601)
      If an event of default with respect to the debt securities of any series occurs and is continuing, either the indenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series, by notice as provided in the indenture, may declare the principal amount of such debt securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the indenture trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the debt securities of such series may, under certain circumstances, rescind and annul such acceleration. (Section 602)
      The indenture provides that within 90 days after the occurrence of any event of default thereunder with respect to the debt securities of any series, the indenture trustee shall transmit, in the manner set forth in the indenture, notice of such event of default to the holders of the debt securities of such series unless such event of default has been cured or waived; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or interest on any debt security of such series, the indenture trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the indenture trustee has in good faith determined that the withholding of such notice is in the interest of the holders of debt securities of such series. (Section 701)
      If an event of default occurs and is continuing with respect to the debt securities of any series, the indenture trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of such series by all appropriate judicial proceedings. (Section 603)
      The indenture provides that, subject to the duty of the indenture trustee during any default to act with the required standard of care, the indenture trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders shall have offered to the indenture trustee reasonable indemnity. (Section 702) Subject to such provisions for the indemnification of the indenture trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of such series. (Section 612)
      In addition, the indenture provides that no holder of any debt security will have any right to institute any proceeding judicial or otherwise, with respect to the indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that holder has previously given the indenture trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the indenture trustee to institute proceedings in respect of that event of default and have offered the indenture trustee reasonable indemnity against costs and liabilities incurred in complying with such request; and

•	for 60 days after receipt of notice, the indenture trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the indenture trustee during such 60-day period by the holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other holders. (See Section 607)
      However, each holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 608)

Modification and Waiver
      We and the indenture trustee may, without the consent of the holders, modify provisions of the indenture for certain purposes, including:

•	evidencing the succession of another entity to the company;

•	adding one or more covenants of the company for the benefit of the holders of all or any series of securities, or surrendering any right or power conferred upon the company with respect to all or any series of securities;

•	adding any additional events of default for all or any series of the securities;

•	providing for the issuance of bearer securities;

•	establishing the form or terms of securities of any series or any related coupons;

•	evidencing and providing for the acceptance of appointment of a separate or successor indenture trustee;

•	curing any ambiguity, correcting or supplementing any provision which may be inconsistent with any other provision of the indenture so long as such provisions do not adversely affect the interests of the holders in any material respect;

•	modifying, eliminating or adding to the provisions of the indenture to such extent to qualify the indenture under the Trust Indenture Act;

•	adding, deleting from or revising the conditions, limitations and restrictions on the authorized amount, terms or purposes of the issue, authentication and delivery of the securities;

•	modifying, eliminating or adding to the provisions of any security to allow for such security to be held in certificated form; or

•	otherwise modifying, deleting or adding any provisions of the indenture that will become effective only with respect to securities issued thereafter. (Section 1001)
      We and the indenture trustee may modify certain other provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series affected by the modification; provided, however, that no such modification or amendment may, without the consent of the holder of each debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities;

•	reduce the principal amount of, or premium or interest on, any debt securities;

•	change the place of payment, coin or currency in which any debt securities or any premium or any interest thereon is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities (or, in the case of redemption, on or after the redemption date);

•	reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required in order to take certain actions;

•	change any obligation of Detroit Edison to maintain an office or agency for payment on the debt securities;

•	modify or change any of the provisions in the indenture with respect to the mortgage or any of the provisions of the mortgage or the mortgage bonds in a manner adverse to the holders of the debt securities affected thereby; or

•	modify any of the above provisions. (Section 1002)
      The holders of at least 66 2/3% in aggregate principal amount of debt securities of any series may, on behalf of the holders of all debt securities of that series, waive compliance by Detroit Edison with certain restrictive provisions of the indenture. (Section 1109) The holders of not less than a majority in aggregate principal amount of debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except a default (a) in the payment of principal of (or premium, if any) or any interest on any debt security of that series, or (b) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of that series. (Section 613)

Consolidation, Merger and Sale of Assets
      Detroit Edison may, without the consent of the holders of the debt securities, consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to any person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such person to consolidate with or merge into Detroit Edison or convey, transfer or lease its properties and assets substantially as an entirety to Detroit Edison, provided that any successor person assumes Detroit Edison’s obligations on the debt securities and under the indenture, that after giving effect to the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met. In the case of any such transaction in which Detroit Edison is not the surviving successor, except in the case of a lease, Detroit Edison will be relieved of its obligations under the debt securities and the indenture. (Sections 901 and 902)

Security; Pledge of Mortgage Bonds
      Unless otherwise set forth in the applicable prospectus supplement, each series of secured debt securities will be secured as to payment of principal, interest and premium, if any, as set forth below.
      General. In order to secure the obligation of Detroit Edison to pay the principal of (and premium, if any) and interest on the secured debt securities of each series, Detroit Edison will issue and deliver to and pledge with the indenture trustee its mortgage bonds such that the aggregate principal amount of the secured debt securities outstanding will not exceed the aggregate principal amount of the related mortgage bonds pledged with and held by the indenture trustee. (Section 401) The mortgage bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the related secured debt securities and also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the related secured debt securities. Payments on the secured debt securities will satisfy payment obligations on the underlying mortgage bonds. (Article 4) The mortgage bonds will be secured by a first mortgage lien on certain property owned by Detroit Edison and will rank on parity with all other general and refunding mortgage bonds of Detroit Edison. See “— Provisions Applicable to General and Refunding Mortgage Bonds — Security and Priority” above. As of December 31, 2004, Detroit Edison had outstanding approximately $2.8 billion aggregate principal amount of general and refunding mortgage bonds. See “— Provisions Applicable to General and Refunding Mortgage Bonds.”

      Satisfaction of Payment Obligation on Mortgage Bonds. The indenture provides that the obligation of Detroit Edison to make any payment of the principal of (and premium, if any) or interest on the mortgage bonds will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of (and premium, if any) or interest on the related secured debt securities, shall have been paid, deemed to have been paid or otherwise satisfied and discharged. In addition, such obligation to make any payment of the principal of (and premium, if any) or interest on the mortgage bonds at any time will be deemed to have been satisfied and discharged to the extent that the amount of Detroit Edison’s obligation to make any payment of the principal of (and premium, if any) or interest on the mortgage bonds exceeds the obligation of Detroit Edison at that time to make any payment of the principal of (and premium, if any) or interest on the related secured debt securities. (Section 403)
      Redemption of Mortgage Bonds. Detroit Edison agrees in the indenture that upon the required payment of principal or premium, if any, becoming due and payable with respect to any secured debt securities, it will redeem the related mortgage bonds in an aggregate principal amount equal to the amount becoming due and payable on such secured debt securities, plus accrued interest; provided, however, that Detroit Edison’s obligation to redeem such mortgage bonds will be fully or partially deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due aggregate principal amount of the secured debt securities, plus the aggregate amount of any premium on, or accrued interest to the redemption date for, such secured debt securities shall have been fully or partially paid, deemed to have been paid or otherwise satisfied and discharged. Except for such redemption, Detroit Edison covenants that it will not redeem the mortgage bonds or take any action that will result in the mortgage trustee or Detroit Edison incurring an obligation to redeem the mortgage bonds. (Section 404)
      Voting of Mortgage Bonds. The indenture provides that the indenture trustee will, as holder of the mortgage bonds delivered as the basis for the issuance of debt securities, attend such meetings of bondholders under the related mortgage, or deliver its proxy in connection therewith, as relates to matters with respect to which it, as such holder, is entitled to vote or consent. The indenture provides that, so long as no event of default as defined in the indenture has occurred and is continuing, the indenture trustee will, as holder of such mortgage bonds, vote or consent in favor of any amendments or modifications to the mortgage except that the trustee will not vote or consent to any such amendment or modification that is correlative to any amendment or modification of the indenture that would require the consent of holders of securities of any series without the prior written consent that would be required for such correlative amendment or modification of the indenture. (Section 407)
      Release Date. If so provided in a prospectus supplement with respect to any series of debt securities, on a “release date” described below, Detroit Edison will retire the related series of mortgage bonds and all other mortgage bonds subject to the release provisions, and thereafter will not issue any additional mortgage bonds under the mortgage. Detroit Edison will be required to give notice to the holders of the applicable debt securities of the occurrence of any release date. The “release date” means the date as of which all mortgage bonds, other than the mortgage bonds subject to the release provisions of the indenture, including the series of mortgage bonds relating to any debt securities, and other than outstanding mortgage bonds which do not in aggregate principal amount exceed the greater of 5% of Detroit Edison’s Net Tangible Assets (as defined below) or 5% of Detroit Edison’s Capitalization, have been retired through payment, redemption or otherwise.
      On the release date, the related series of mortgage bonds will no longer secure the applicable debt securities, and those debt securities, together with all other debt securities secured by mortgage bonds subject to the release provisions, will at Detroit Edison’s option, either become unsecured general obligations of Detroit Edison or be secured by substitute mortgage bonds issued under a mortgage indenture other than the mortgage, which we refer to as the substitute mortgage. If Detroit Edison does not elect to have the applicable debt securities become unsecured on the release date, Detroit Edison will simultaneously issue and deliver to the indenture trustee, as security for such debt securities, substitute mortgage bonds. The interest rate, interest payment dates, method of paying interest, stated maturity date and redemption provisions will be identical to those of the applicable series of debt securities, and the substitute mortgage bonds will be issued in the same aggregate principal amount as the related debt securities then outstanding. Until all mortgage bonds issued under the mortgage are no longer outstanding and the mortgage is terminated, the lien securing the substitute mortgage bonds would be subject to the prior lien of the mortgage.
      At December 31, 2004, our $200 million mortgage bonds, 2001 Series D, due October 1, 2005, $500 million mortgage bonds, 2001 Series E, due October 1, 2010, $225 million mortgage bonds, 2002 Series A due October 15, 2012, $200 million mortgage bonds, 2004 Series D, due August 1, 2014, $225 million mortgage bonds, due October 15, 2032, $31,980,000 mortgage bonds, 2004 Series B, due October 1, 2028, $36 million mortgage bonds, 2004 Series A, due June 1, 2029, $49 million mortgage bonds, 2003 Series A, due June 1, 2030, $55,975,000 mortgage bonds, 2002 Series D, due December 15, 2032 and $64.3 million mortgage bonds, 2002 Series C, due December 15, 2032 are the only series of mortgage bonds subject to the release provisions. As of December 31, 2004, we had outstanding mortgage bonds not subject to release provisions in an aggregate principal amount equal to approximately $1.2 billion, or 13.3% of our Net Tangible Assets and 20.8% of our Capitalization.
      Certain Covenants. Unless otherwise set forth in the applicable prospectus supplement, on or after the release date, unless substitute mortgage bonds are issued to secure the applicable debt securities, Detroit Edison’s ability to incur certain liens or engage in certain sale-leaseback transactions will be restricted as follows.
      As used in this prospectus, the following terms have the meanings indicated:
      “Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination, and (ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on capital stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of our capital stock held in our treasury, if any. Subject to the foregoing, capitalization shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which the determination is being made.
      “Debt” means any outstanding debt for money borrowed evidenced by notes, debentures, bonds or other securities, or guarantees of any debt.
      “Net Tangible Assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as an asset on our consolidated balance sheet, and (ii) appropriate adjustments, if any, on account of minority interests. Net Tangible Assets shall be determined in accordance with generally accepted accounting principles and practices applicable to the type of business in which we are engaged and may be determined as of a date not more than 60 days prior to the happening of the event for which such determination is being made.
      “Operating Property” means (i) any interest in real property we own and (ii) any asset we own that is depreciable in accordance with generally accepted accounting principles, excluding, in either case, any interest of ours as lessee under any lease (except for a lease that results from a Sale and Lease-Back Transaction) which has been or would be capitalized on the books of the lessee in accordance with generally accepted accounting principles.
      “Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing to us of any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), which Operating Property has been or is to be sold or transferred by us to the person; provided, however, Sale and Lease-Back Transaction shall not include any arrangement first entered into prior to the date of the supplemental indenture relating to the applicable debt securities and shall not include any transaction pursuant to which we sell Operating Property to, and thereafter purchase energy or services from, any entity, which transaction is ordered or authorized by any regulatory authority having jurisdiction over us or our operations or is entered into pursuant to any plan or program of industry restructuring ordered or authorized by any such regulatory authority.

      “Value” means, with respect to a Sale and Lease-Back Transaction, as of any particular time, the amount equal to the greater of (i) our net proceeds from the sale or transfer of the property leased pursuant to the Sale and Lease-Back Transaction or (ii) the net book value of the property, as determined by us in accordance with generally accepted accounting principles at the time of entering into the Sale and Lease-Back Transaction, in either case multiplied by a fraction, the numerator of which shall be equal to the number of full years of the term of the lease that is part of the Sale and Lease-Back Transaction remaining at the time of determination and the denominator of which shall be equal to the number of full years of the term, without regard, in any case, to any renewal or extension options contained in the lease.
      Limitations on Liens. The indenture will provide that, from and after the release date, unless substitute mortgage bonds are issued to secure the applicable debt securities, so long as any such debt securities are outstanding, we may not issue, assume, guarantee (including any contingent obligation to purchase) or permit to exist any Debt that is secured by any mortgage, security interest, pledge or lien (“Lien”) of or upon Operating Property owned by us, whether owned at the release date or subsequently acquired, without effectively securing the applicable debt securities (together with, if we so determine, any other indebtedness of ours ranking equally with the applicable debt securities) equally and ratably with the Debt (but only so long as the Debt is so secured).
      The foregoing restriction will not apply to:

•	Liens on any Operating Property existing at the time of its acquisition and not created in contemplation of the acquisition;

•	Liens on Operating Property of a corporation existing at the time the corporation is merged into or consolidated with us, or at the time the corporation disposes of substantially all of its properties (or those of a division) to us, provided that the Lien is not extended to property owned by us immediately prior to the merger, consolidation or other disposition and is not created in contemplation of the merger, consolidation or other disposition;

•	Liens on Operating Property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of such property or to secure indebtedness incurred to provide funds for any of these purposes or for reimbursement of funds previously expended for any of these purposes, provided the Liens are created or assumed contemporaneously with, or within 18 months after, the acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement or within 6 months thereafter pursuant to a commitment for financing arranged with a lender or investor within such 18-month period;

•	Liens in favor of the United States or any state or any department, agency or instrumentality or political subdivision of the United States or any state, or for the benefit of holders of securities issued by any of these entities, to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving our Operating Property; or

•	Any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any Lien referred to in the exceptions listed above, provided, however, that the principal amount of Debt secured thereby and not otherwise authorized by those exceptions listed above shall not exceed the principal amount of Debt, plus any premium or fee payable in connection with any such extensions, renewal or replacement, so secured at the time of such extension, renewal or replacement.
      Notwithstanding the foregoing restrictions, we may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount which, together with all other of our secured Debt (not including secured Debt permitted under any of the foregoing exceptions) and the Value of Sale and Lease-Back Transactions existing at such time (other than the Sale and Lease-Back Transactions the proceeds of which have been applied to the retirement of certain indebtedness, Sale and Lease-Back Transactions in which the property involved would have been permitted to be subjected to a Lien under any of the foregoing exceptions, and Sale and Lease-Back Transactions that are permitted by the first sentence of “Limitations on Sale and Lease-Back Transactions” below), does not exceed the greater of 10% of our Net Tangible Assets or 10% of our Capitalization. The foregoing restrictions do not limit our ability to place Liens on (i) the capital stock of any of our subsidiaries or (ii) the assets of any of our subsidiaries.
      Limitations Sale on Lease-Back Transactions. The indenture will provide that so long as the applicable debt securities are outstanding from and after the release date, unless substitute mortgage bonds are issued to secure such debt securities, we may not enter into or permit to exist any Sale or Lease-Back Transaction with respect to any Operating Property (except for leases for a term, including any renewal or potential renewal, of not more than 48 months), if the purchaser’s commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of the Operating Property or the placing in operation of the Operating Property or of the Operating Property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if (a) we would be entitled pursuant to any of the provisions listed as exceptions to the restriction applicable to “Limitation on Liens” above to issue, assume, guarantee or permit to exist Debt secured by a Lien on the Operating Property without equally and ratably securing the applicable debt securities, (b) after giving effect to the Sale and Lease-Back Transaction, we could incur pursuant to the provisions described in the last paragraph under “Limitation on Liens,” at least $1.00 of additional Debt secured by liens other than Liens permitted by clause (a)), or (c) we apply within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not less than the fair value of the Operating Property so leased), and, otherwise, an amount equal to the fair value (as determined by our board of directors) of the Operating Property so leased to the retirement of debt securities or other Debt of ours ranking equally with the applicable debt securities, subject to reduction for debt securities and the Debt retired during the 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.
      Surrender and Exchange of Mortgage Bonds. The indenture trustee will surrender to the mortgage trustee for cancellation the mortgage bonds in an aggregate principal amount equal to the aggregate principal amount of any other mortgage bonds delivered to and pledged with the indenture trustee pursuant to the indenture in exchange therefor, provided that the mortgage bonds so delivered to and pledged with the indenture trustee contain no provisions that would impair the benefit of the lien of the mortgage in favor of the holders of the related secured debt securities. (Section 406(c))
Provisions Applicable to Subordinated Debt Securities

General
      Subordinated debt securities will be issued under the indenture and will rank equally with certain other subordinated debt of Detroit Edison that may be outstanding from time to time and will rank junior to all senior indebtedness of Detroit Edison (including any senior debt securities) that may be outstanding from time to time.

Subordination
      The payment of the principal of (and premium, if any) and interest on the subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the indenture, in right of payment to the prior payment in full of all of our senior indebtedness. (See form of supplemental indenture creating subordinated debt securities).
      Upon (i) any acceleration of the principal amount due on the subordinated debt securities or (ii) any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of us, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all senior indebtedness shall first be paid in full, or payment thereof provided for in money or money’s worth in accordance with its terms, before any payment is made on account of the principal of or interest on the indebtedness evidenced by the subordinated debt securities, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to which the holders of the subordinated debt securities would be entitled, except for the provisions of the indenture, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the subordinated debt securities upon the senior indebtedness and the holders thereof with respect to the subordinated debt securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by us or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the subordinated debt securities if received by them, directly to the holders of senior indebtedness (pro rata to each such holder on the basis of the respective amounts of senior indebtedness held by such holder) or their representatives, to the extent necessary to pay all senior indebtedness (including interest thereon) in full, in money or money’s worth, after giving effect to any concurrent payments or distributions to or for the holders of senior indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the subordinated debt securities. Our consolidation with or merger into another person or our liquidation or dissolution following the conveyance or transfer of our property as an entirety, or substantially as an entirety, to another person upon the terms and conditions provided in the indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.
      In the event that any payment or distribution of our assets of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, shall be received by the trustee or the holders of subordinated debt securities before all senior indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such senior indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such senior indebtedness may have been issued, as their respective interests may appear, for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such senior indebtedness.
      We will make no payment on account of principal of or interest on the subordinated debt securities unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any senior indebtedness has been made or duly provided for in money or money’s worth in accordance with the terms of such senior indebtedness. We will make no payment on account of principal or interest on the subordinated debt securities if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking funds or interest with respect to any senior indebtedness, or (ii) there shall have occurred an event or default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any senior indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

Subrogation
      From and after the payment in full of all senior indebtedness, the holders of the subordinated debt securities (together with the holders of any other indebtedness of Detroit Edison that is subordinate in right of payment to the payment in full of all senior indebtedness, which is not subordinate in right of payment to the subordinated debt securities and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of assets or securities of Detroit Edison applicable to the senior indebtedness until the subordinated debt securities shall be paid in full. For the purposes of such subrogation, no such payments or distributions to the holders of senior indebtedness of assets or securities, which otherwise would have been payable or distributable to holders of the subordinated debt securities, shall, as between Detroit Edison, its creditors other than the holders of senior indebtedness, and the holders of the subordinated debt securities, be deemed to be a payment by Detroit Edison to or on account of the senior indebtedness, it being understood that these provisions of the indenture are and are intended solely for the purpose of defining the relative rights of the holders of the subordinated debt securities, on the one hand, and the holders of the senior indebtedness, on the other hand. Nothing contained in the indenture is intended to or shall impair as between Detroit Edison, its creditors other than the holders of senior indebtedness, and the holders of the subordinated debt securities, the obligation of Detroit Edison, which is unconditional and absolute, to pay to the holders of the subordinated debt securities the principal of and interest on the subordinated debt securities as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the subordinated debt securities and creditors of Detroit Edison other than the holders of the senior indebtedness, nor shall anything therein prevent the holder of any subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default under such subordinated debt security subject to the rights of the holders of senior indebtedness to receive cash, property or securities of Detroit Edison otherwise payable or deliverable to the holders of the subordinated debt securities or to a representative of such holders, on their behalf.
      Except as we may provide in the applicable prospectus supplement and supplemental indenture, the term “senior indebtedness” is defined in the indenture as indebtedness incurred by Detroit Edison for money borrowed whether outstanding on the date hereof or incurred in the future, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness and guarantees by Detroit Edison of the foregoing items of indebtedness for money borrowed by persons other than Detroit Edison and all obligations as lessee under any and all leases of property, equipment and other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, unless, in any such case, such indebtedness, guarantee or obligation provides by its terms that it shall not constitute senior indebtedness.
      If we issue subordinated debt securities, we will describe the aggregate principal amount of senior indebtedness outstanding as of a recent date in the applicable prospectus supplement. The indenture does not restrict the amount of senior indebtedness that Detroit Edison may incur.

Enforcement of Certain Rights by Holders of Trust Preferred Securities
      The following applies only in the event that debt securities are held by a Detroit Edison Trust.
      To the extent that any action under any debt securities held by a Detroit Edison Trust is entitled to be taken by the holders of at least a specified percentage of those debt securities, and unless otherwise specified in the applicable prospectus supplement, holders of the trust preferred securities issued by that Detroit Edison Trust may take action if the action is not taken by the property trustee of that Detroit Edison Trust. Notwithstanding the foregoing, if an event of default under those debt securities has occurred and is continuing and is attributable either to:

•	the failure of Detroit Edison to pay the principal of, or any premium or interest on, those debt securities on the due date; or

•	the failure by Detroit Edison to deliver the required securities or other property upon an appropriate conversion or exchange election, if any, and an event of default has occurred and is continuing under the applicable trust agreement, a holder of the related trust preferred securities may institute a direct action.
      A “direct action” is a legal proceeding directly against Detroit Edison for enforcement of payment to the holder of trust preferred securities issued by a Detroit Edison Trust of the principal of or any premium or interest on the debt securities held by that trust having a principal amount equal to the liquidation amount of those trust preferred securities held by that holder or for enforcement of any conversion or exchange rights, as the case may be. Detroit Edison may not amend an indenture to remove this right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding that have an interest in the related debt securities. If the right to bring a direct action is removed, the Detroit Edison Trusts may become subject to the reporting obligations under the Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Detroit Edison in connection with a direct action, Detroit Edison will remain obligated to pay the principal of, and any premium and interest on, the related debt securities, and Detroit Edison will be subrogated to the rights of the holders of those trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Detroit Edison to the holder in any direct action.

      The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related debt securities unless an event of default has occurred and is continuing under the applicable trust agreement. See “Description of Trust Preferred Securities — Events of Default; Notice” below.

Governing Law
      The indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustees
      J.P. Morgan Trust Company, National Association is the trustee under the indenture (as successor to Bank One Trust Company, National Association) and the trustee under the mortgage (as successor to Bank One, National Association). Affiliates of J.P. Morgan Trust Company, National Association act as lender for, and provide other banking, investment banking and other financial services to, Detroit Edison and its affiliates. The Trust Indenture Act contains limitations on the rights of J.P. Morgan Trust Company, National Association, in its capacity as indenture trustee and mortgage trustee, should it become a creditor of Detroit Edison, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. Each of the indenture trustee and the mortgage trustee is permitted to engage in other transactions with Detroit Edison and its subsidiaries from time to time, provided that if either such trustee acquires any conflicting interests it must eliminate such conflicts upon the occurrence of an event of default under the indenture or mortgage, as the case may be, or else resign.
DESCRIPTION OF TRUST PREFERRED SECURITIES
      Each Detroit Edison Trust will issue under its trust agreement only one series of trust preferred securities, that will represent beneficial interests in that Detroit Edison Trust. Each Detroit Edison Trust will qualify its trust agreement under the Trust Indenture Act. Each trust agreement is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the trust agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and the trust agreement, including the definitions of certain terms, and those made a part of the trust agreement by the Trust Indenture Act. A form of trust agreement, including a form of trust securities, is filed as an exhibit to the registration statement that includes this prospectus. If indicated in the applicable prospectus supplement, the terms of a Detroit Edison Trust may differ from the terms summarized below.
General
      The trust preferred securities of each Detroit Edison Trust will rank equally, and payments will be made on the trust preferred securities proportionately, with the trust common securities of such Detroit Edison Trust except as described under “— Subordination of Trust Common Securities.” Each Detroit Edison Trust will use the proceeds from the sale of trust preferred securities and trust common securities to purchase an aggregate principal amount of debt securities of Detroit Edison equal to the aggregate liquidation amount of those trust preferred securities and trust common securities. The property trustee of each Detroit Edison Trust will hold legal title to the debt securities for the benefit of the holders of the related trust securities. In addition, Detroit Edison will execute a guarantee for the benefit of the holders of the related trust preferred securities. The guarantees will not guarantee payment of distributions or amounts payable or securities or other property deliverable, if any, on redemption, repayment, conversion or exchange of the trust preferred securities or liquidation of a Detroit Edison Trust when the trust does not have funds or other property legally available for payment or delivery. See “Description of Trust Preferred Securities Guarantees.”
      The revenue of a Detroit Edison Trust available for distribution to holders of its trust preferred securities will be limited to payments under the related debt securities and any other assets held by that Detroit Edison Trust. If Detroit Edison fails to make a required payment in respect of those debt securities or any other assets, that Detroit Edison Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities.
      Each Detroit Edison Trust will describe the specific terms of the trust preferred securities it is offering in the applicable prospectus supplement including:

•	the designation, number, purchase price and liquidation amount, if any, of the trust preferred securities;

•	the distribution rate, or method of calculation of the distribution rate, for the trust preferred securities and, if applicable, any deferral provisions;

•	whether the distributions on the trust preferred securities will be cumulative and, if so, the dates from which and upon which distributions will accumulate and be payable and the record dates;

•	if other than U.S. dollars, the currency in which cash payments are payable;

•	the liquidation amount per trust preferred security that will be paid out of the assets of that Detroit Edison Trust to the holders upon voluntary or involuntary dissolution and liquidation of that trust;

•	the obligation or right, if any, of that Detroit Edison Trust to purchase or redeem its trust preferred securities, whether pursuant to a sinking fund or otherwise, and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, it will or may purchase or redeem, in whole or in part, the trust preferred securities pursuant to its obligation or right to purchase or redeem;

•	the terms and conditions, if any, upon which the trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or property, or a combination of the foregoing;

•	the obligation or right, if any, of Detroit Edison, that Detroit Edison Trust or any other party to liquidate that Detroit Edison Trust and any terms and conditions of such liquidation;

•	the voting rights, if any, of the holders;

•	if applicable, any securities exchange upon which the trust preferred securities will be listed;

•	if applicable, a description of any remarketing, auction or other similar arrangements;

•	whether the trust preferred securities are issuable in book-entry only form and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

•	any other rights, preferences, privileges, limitations or restrictions of the trust preferred securities consistent with the trust agreement or with applicable law, which may differ from those described herein.
      Each Detroit Edison Trust will also describe certain material United States federal income tax considerations applicable to any offering of trust preferred securities in the applicable prospectus supplement.
Subordination of Trust Common Securities
      Each Detroit Edison Trust will pay distributions on, and the applicable redemption price of, and any other amounts payable or property deliverable under, the trust securities it issues equally among its trust preferred securities and its trust common securities based on their respective liquidation amounts. But, if on any distribution date, redemption date, repayment date or conversion or exchange date, or upon liquidation or an event of default under the debt securities held by that Detroit Edison Trust or any other event of default under the trust agreement has occurred and is continuing, that Detroit Edison Trust will not pay any distribution on, or applicable redemption or repayment price of, or convert or exchange any of its trust common securities. Further, it will not make any other payment on account of the redemption, repayment, conversion, exchange, liquidation or other acquisition of the trust common securities, unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of that Detroit Edison Trust for all distribution periods terminating on or before the redemption, repayment, conversion, exchange, liquidation or other acquisition, and, in the case of payment of the applicable redemption or repayment price, the full amount of the redemption or repayment price, will have been made or provided for. And, in the case of conversion or exchange, no such payments will be made unless the trust preferred securities have been converted or exchanged in full and other amounts payable have been paid. The property trustee will apply all available funds first to the payment in full in cash of all distributions on, or the applicable redemption price of, the trust preferred securities issued by that Detroit Edison Trust then due and payable.
      Until any event of default under the trust agreement for a Detroit Edison Trust has been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities of that Detroit Edison Trust and not on behalf of Detroit Edison as the direct or indirect trust common securities owner, and only the holders of the trust preferred securities issued by that Detroit Edison Trust will have the right to direct the property trustee to act on their behalf.
Events of Default; Notice
      The occurrence of an event of default under the debt securities held by a Detroit Edison Trust will constitute an event of default under the trust agreement for that Detroit Edison Trust. Within 90 days after the occurrence of an event of default actually known to the property trustee, the property trustee will transmit notice of that event of default to the holders of the trust preferred securities of that Detroit Edison Trust, the administrative trustees and Detroit Edison, as sponsor, unless the event of default shall have been cured or waived.
      For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Detroit Edison under the debt securities, see “Description of Debt Securities — Enforcement of Certain Rights by Holders of Trust Preferred Securities.” The applicable prospectus supplement may describe additional events of default under the trust agreement.
Removal of Trustees
      Unless an event of default under the debt securities held by a Detroit Edison Trust has occurred and is continuing, Detroit Edison, as the direct or indirect owner of trust common securities of that Detroit Edison Trust, may remove the property trustee, the Delaware trustee and the administrative trustees at any time. If an event of default under the debt securities held by a Detroit Edison Trust has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities of that Detroit Edison Trust may remove and replace the property trustee and the Delaware trustee for that Detroit Edison Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Detroit Edison as the direct or indirect trust common securities owner. No resignation or removal of a property or Delaware trustee, and no appointment of a successor to that trustee, will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.
Merger or Consolidation of Property or Delaware Trustees
      Any person into which the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which the property trustee or the Delaware trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of the property trustee or the Delaware trustee, will be the successor of the property trustee or the Delaware trustee under the trust agreement, provided that the person will be otherwise qualified and eligible.
Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Detroit Edison Trust
      A Detroit Edison Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety, to any other person, except as described below or as otherwise described in the applicable prospectus supplement. A Detroit Edison Trust may, at the request of Detroit Edison, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by a trust organized as such under the laws of any state of the United States, provided that:

•	the successor entity expressly assumes all of the obligations of that Detroit Edison Trust under any agreement to which the trust is a party and either:

•	expressly assumes all of the obligations of that Detroit Edison Trust with respect to the trust securities of that Detroit Edison Trust; or

•	substitutes for the trust securities of that Detroit Edison Trust other securities having substantially the same terms as those trust securities, so long as the successor trust securities rank the same as the trust securities rank with respect to distributions and payments upon liquidation, redemption and otherwise;

•	the successor entity has a trustee that possesses substantially the same powers and duties as the property trustee;

•	the trust preferred securities or any successor securities will be listed, or any successor securities will be listed upon notification of issuance, if applicable, on each national securities exchange or other organization on which the trust preferred securities of that Detroit Edison Trust are then listed, if any;

•	the merger, conversion, consolidation, amalgamation or replacement does not cause the trust preferred securities, including any successor securities, of that Detroit Edison Trust to be downgraded by any nationally recognized statistical rating organization;

•	the merger, conversion, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of that Detroit Edison Trust in any material respect;

•	the successor entity has a purpose substantially identical to that of that Detroit Edison Trust;

•	prior to the merger, conversion, consolidation, amalgamation or replacement, Detroit Edison has received an opinion from a nationally recognized independent counsel experienced in these matters and representing that Detroit Edison Trust, to the effect that:

•	the merger, conversion, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of that Detroit Edison Trust in any material respect;

•	following the merger, conversion, consolidation, amalgamation or replacement, neither that Detroit Edison Trust nor the successor entity, if any, will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

•	following the merger, conversion, consolidation, amalgamation or replacement, that Detroit Edison Trust or the successor entity, as the case may be, will continue to be classified as a grantor trust for United States federal income tax purposes;

•	Detroit Edison, directly or indirectly, owns all of the successor common securities of the successor entity and guarantees the obligations of the successor trust preferred entity under the successor securities at least to the extent provided by the applicable guarantee; and

•	the property trustee has received an officer’s certificate of Detroit Edison and an opinion of counsel, each to the effect that all conditions precedent to the transaction as set forth in the trust agreement have been satisfied.
      Notwithstanding the foregoing, a Detroit Edison Trust may not, without the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge or convert with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if the consolidation, amalgamation, merger, conversion or replacement would cause that Detroit

Edison Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.
Voting Rights; Amendment of Trust Agreement
      Except as provided under “— Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Detroit Edison Trust” and “Description of Trust Preferred Securities Guarantees — Amendments and Assignment” and as otherwise required by law and the trust agreement or specified in the applicable prospectus supplement, the holders of trust preferred securities will have no voting rights.
      Detroit Edison, the property trustee, the Delaware trustee and the administrative trustees may amend from time to time the trust agreement for a Detroit Edison Trust, without the consent of the holders of the trust securities of that Detroit Edison Trust to:

•	cure any ambiguity;

•	correct or supplement any provisions in the trust agreement that may be defective or inconsistent with any other provision;

•	add to the covenants, restrictions or obligations of Detroit Edison;

•	conform to any change in the Investment Company Act or Trust Indenture Act or the rules and regulations promulgated thereunder, or any written change in interpretation or application of such acts or rules or regulations by any governmental authority; or

•	cause that Detroit Edison Trust to continue to be classified for United States federal income tax purposes as a grantor trust;
provided, however, that any such modification does not adversely affect in any material respect the interests of the holders of the trust securities issued by that Detroit Edison Trust.
      Without the consent of each holder of trust securities issued by a Detroit Edison Trust, the trust agreement for that Detroit Edison Trust may not be amended to:

•	change the distribution rate, or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

•	change its purpose;

•	authorize the issuance of any additional beneficial interests in that Detroit Edison Trust;

•	change the conversion, exchange, redemption or repayment provisions, if any;

•	change the conditions precedent for Detroit Edison to elect to dissolve that Detroit Edison Trust and distribute the debt securities held by that Detroit Edison Trust to the holders of the trust securities, if applicable;

•	change the liquidation, distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of that Detroit Edison Trust;

•	affect the limited liability of any holder of its trust securities; or

•	restrict the right of a holder of its trust securities to institute suit for the enforcement of any required payment on or, if applicable, after the due date therefor or for the conversion or exchange of the trust securities in accordance with their terms.
      So long as the property trustee holds any debt securities for a Detroit Edison Trust, the property trustee, the Delaware trustee and the administrative trustees for that Detroit Edison Trust will not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee, or execute any trust or power conferred on the indenture trustee, with respect to those debt securities;

•	waive certain past defaults under the indenture;

•	exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of those debt securities; or

•	consent to any amendment, modification or termination of the indenture or those debt securities, where consent is required;
without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of that Detroit Edison Trust. But, where a consent under the indenture would require the consent of greater than a majority of holders in principal amount of debt securities affected thereby, the property trustee will not consent without the prior approval of holders of at least the proportion in liquidation amount of trust preferred securities issued by that Detroit Edison Trust. The property trustee may not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of the holders. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the applicable debt securities. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions (other than directing the time, method and place of conducting any proceeding for any remedy available to the indenture trustee), the property trustee will obtain an opinion of tax counsel to the effect that the applicable Detroit Edison Trust will not be classified as other than a grantor trust for United States federal income tax purposes on account of such action.
      Any required approval of holders of trust preferred securities may be given at a meeting of the holders convened for this purpose or by written consent without prior notice. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.
      Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Detroit Edison or any affiliate of Detroit Edison will, for purposes of this vote or consent, be treated as if they were not outstanding.
Global Trust Preferred Securities
      Unless otherwise specified in the applicable prospectus supplement, trust preferred securities will be represented by one or more global certificates deposited with, or on behalf of, DTC, or such other depository identified in the prospectus supplement, or a nominee of DTC or other depository, in each case for credit to an account of a participant in DTC or other depository. See “Book-Entry Securities.”
Payment and Paying Agent
      Payments in respect of any global certificate representing trust preferred securities will be made to Cede & Co. as nominee of DTC or other applicable depository or its nominee, which will credit the relevant accounts at DTC or other depository on the applicable payment dates, while payments in respect of trust preferred securities in certificated form will be made by check mailed to the address of the holder entitled thereto as the address will appear on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and/or administrative trustees. In the event that the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and Detroit Edison, to act as paying agent.
Registrar and Transfer Agent
      The property trustee will act as registrar and transfer agent for the trust preferred securities.
      Registration of transfers of trust preferred securities will be effected without charge by or on behalf of a Detroit Edison Trust, upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Detroit Edison Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed, repaid or called for redemption or repayment.
Information Concerning the Property Trustee
      The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, will undertake to perform only the duties that are specifically set forth in the trust agreement and, during the continuance of that event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of the related trust securities unless the holder offers the property trustee reasonable indemnity against the costs, expenses and liabilities that it might incur thereby.
Miscellaneous
      The administrative trustees are authorized and directed to conduct the affairs of and to operate each Detroit Edison Trust in such a way:

•	that the Detroit Edison Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

•	that the Detroit Edison Trust will be classified as a grantor trust for United States federal income tax purposes; and

•	the debt securities held by that Detroit Edison Trust will be treated as indebtedness of Detroit Edison for United States federal income tax purposes.
      Detroit Edison and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Detroit Edison Trust or each trust agreement, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as that action does not adversely affect the interests of the holders of the related trust securities.
      Holders of trust preferred securities will not have any preemptive or similar rights.
Accounting Treatment
      For financial reporting purposes, the accounts of the Detroit Edison Trusts will not be consolidated in our financial statements, but our common equity investments in the Detroit Edison Trusts as well as our obligation related to the debt securities will be reflected in our consolidated balance sheet. See FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, an interpretation of ARB No. 51(FIN 46). Any required disclosures about the debt securities and the trust preferred securities will be included in the notes to our consolidated financial statements, and we will record payments that we make to the Detroit Edison Trusts for the debt securities as an expense in determining net income available to common stockholders in our consolidated statement of income. We do not expect that the Detroit Edison Trusts will be filing annual, quarterly or special reports with the SEC.
DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES
      Detroit Edison will execute and deliver a guarantee concurrently with the issuance by a Detroit Edison Trust of its trust preferred securities for the benefit of the holders from time to time of those trust preferred securities. That guarantee will be held for those holders by a guarantee trustee. Detroit Edison will qualify each of the guarantees as an indenture under the Trust Indenture Act. The guarantees will be subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each guarantee, including the definitions of terms, and those made a part of each guarantee by the Trust Indenture Act. A form of guarantee is filed as an exhibit, or incorporated by reference, to the registration statement that includes this prospectus. If indicated in the applicable prospectus supplement, the terms of a particular guarantee may differ from the terms discussed below.
General
      Pursuant to and to the extent set forth in the guarantee, Detroit Edison will irrevocably and unconditionally agree to pay in full the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that a Detroit Edison Trust may have or assert. The following payments constitute guarantee payments with respect to trust preferred securities and, to the extent not paid by or on behalf of a Detroit Edison Trust, will be subject to the applicable guarantee:

•	any accrued and unpaid distributions that are required to be paid on the applicable trust preferred securities, to the extent that such Detroit Edison Trust has funds legally available therefor at such time;

•	the applicable redemption or repayment price and all accrued and unpaid distributions to the date of redemption or repayment with respect to the trust preferred securities called for redemption or repayment, to the extent that such Detroit Edison Trust has funds legally available therefor at such time; or

•	upon a voluntary or involuntary dissolution and liquidation of the applicable Detroit Edison Trust, other than in connection with the distribution of the debt securities to holders of its trust preferred securities or the redemption, repayment, conversion or exchange of its trust preferred securities, if applicable, the lesser of:

•	the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Detroit Edison Trust has funds available therefor; and

•	the amount of assets of that Detroit Edison Trust remaining available for distribution to holders of its trust preferred securities in liquidation of that Detroit Edison Trust.
      Detroit Edison’s obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Detroit Edison to the holders of the applicable trust preferred securities entitled to those payments or by causing the applicable Detroit Edison Trust to pay those amounts to the holders.
      If the trust preferred securities are exchangeable or convertible into other securities, Detroit Edison will also irrevocably agree to cause the applicable Detroit Edison Trust to deliver to holders of those trust preferred securities those other securities in accordance with the applicable exchange or conversion provisions.
      Detroit Edison will, through the guarantee, the applicable trust agreement, the related debt securities and the applicable indenture, taken together, fully, irrevocably and unconditionally guarantee all of each Detroit Edison Trust’s obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Detroit Edison Trust’s obligations under its trust preferred securities.
Ranking
      Unless otherwise specified in the applicable prospectus supplement, each guarantee will constitute an unsecured obligation of Detroit Edison and will rank equal to the debt securities held by the Detroit Edison Trust that issued the trust preferred securities covered by the guarantee. Each trust agreement provides that each holder of trust preferred securities, by acceptance of the applicable trust preferred securities, agrees to the terms of the related guarantee, including any subordination provisions.
      The guarantees will not limit the amount of secured or unsecured debt, including indebtedness under the indenture, that may be incurred by Detroit Edison or any of its subsidiaries.

Guarantee of Payment
      Each guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Detroit Edison to enforce its rights under a guarantee without first instituting a legal proceeding against any other person or entity. A guarantee will not be discharged except by payment of the related guarantee payments in full to the extent not paid by the applicable Detroit Edison Trust or upon distribution of the debt securities or other assets held by the Detroit Edison Trust to the holders of the its trust preferred securities.
Amendments and Assignment
      Except with respect to any changes that do not adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, a guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding trust preferred securities covered by that guarantee. The manner of obtaining any approval will be as set forth under “Description of Trust Preferred Securities — Voting Rights; Amendment of a Trust Agreement.” All guarantees and agreements contained in a guarantee will bind the successors, assigns, receivers, trustees and representatives of Detroit Edison and will inure to the benefit of the holders of the related trust preferred securities then outstanding.
Events of Default
      An event of default under a guarantee will occur upon the failure of Detroit Edison to perform any of its payment or other obligations under that guarantee, provided that, except with respect to a default in respect of any guarantee payment or delivery of any securities upon conversion or exchange of the trust securities, Detroit Edison has not cured the default 90 days from the date the guarantee trustee obtains knowledge of the event of default. The holders of a majority in liquidation amount of the trust preferred securities covered by a guarantee will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of that guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that guarantee.
      If the guarantee trustee fails to enforce a guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Detroit Edison to enforce its rights under that guarantee without first instituting a legal proceeding against the applicable Detroit Edison Trust, the guarantee trustee or any other person or entity.
Termination
      A guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption or repayment price of the related trust preferred securities, upon full payment of all amounts or delivery of all securities or other property due upon the dissolution and liquidation of the applicable Detroit Edison Trust or upon the conversion or exchange of all of the related trust preferred securities. A guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid or other property distributed under those trust preferred securities or the related guarantee.
Information Concerning the Guarantee Trustee
      J.P. Morgan Trust Company, National Association, will be the guarantee trustee under the guarantees.
      The guarantee trustee, other than during the occurrence and continuance of a default by Detroit Edison in performance of a guarantee, will undertake to perform only the duties that are specifically set forth in that guarantee and, during the continuance of that default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.
Rights Upon Dissolution
      Unless the debt securities held by a Detroit Edison Trust are distributed to holders of the related trust preferred securities, upon any voluntary or involuntary dissolution and liquidation of that Detroit Edison Trust, after satisfaction of the liabilities of its creditors as required by applicable law, the holders of those trust preferred securities will be entitled to receive, out of assets held by that Detroit Edison Trust, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of Detroit Edison, the property trustee, as holder of the debt securities, would be a creditor of Detroit Edison.
BOOK-ENTRY SECURITIES
      Unless we otherwise specify in the applicable prospectus supplement, the securities will be represented by one or more global securities. Each global security will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC.
      Portions of the following information concerning DTC and DTC’s book-entry only system have been obtained from sources that we believe to be reliable. We make no representation as to the accuracy of such information.
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instrument from over 85 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC.
      Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each securities (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.
      To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
      Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Detroit Edison as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
      Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Detroit Edison or its agent on payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC (nor its nominee), agent or Detroit Edison, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Detroit Edison or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.
      DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities are required to be printed and delivered.
      We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository), subject to the procedures of DTC. In that event, certificates representing the securities will be printed and delivered to DTC.

PLAN OF DISTRIBUTION
      Detroit Edison and the Detroit Edison Trusts may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.
      Detroit Edison and/or the Detroit Edison Trusts may designate one or more agents to sell the securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.
      If Detroit Edison and/or a Detroit Edison Trust uses underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. If Detroit Edison and/or a Detroit Edison Trust use a dealer in the sale, it will sell the securities to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.
      Detroit Edison and/or the Detroit Edison Trusts may also sell the securities directly to one or more purchasers without the involvement of any underwriters, dealers or agents.
      Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from Detroit Edison and/or a Detroit Edison Trust and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. Detroit Edison and the Detroit Edison Trusts may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.
Trading Markets and Listing of Securities
      Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market. Detroit Edison and the Detroit Edison Trusts may elect to list any class or series of securities on any exchange but is not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Detroit Edison cannot give any assurance as to the liquidity of the trading market for any of the securities.
Stabilization Activities
      Any underwriter may engage in over-allotment, stabilizing transactions, syndicate-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

EXPERTS
      The consolidated financial statements and related financial statement schedule of The Detroit Edison Company incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for asset retirement obligations in 2003), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
      The validity of the securities will be passed upon for Detroit Edison by Thomas A. Hughes, Vice President and General Counsel. In addition, other customary legal matters relating to the offering of the securities, including matters relating to our due incorporation, legal existence and authorized capitalization, and the lien of the mortgage will be passed upon for Detroit Edison by Thomas A. Hughes, Vice President and General Counsel. Mr. Hughes beneficially owns shares of DTE Energy common stock. Except as otherwise set forth in a prospectus supplement, certain matters relating to the securities will be passed upon for Detroit Edison by Hunton & Williams LLP, New York, New York, special counsel to Detroit Edison. The validity of the securities issued by the Detroit Edison Trusts and certain matters of Delaware law will be passed upon for the Detroit Edison Trusts by Richards, Layton & Finger, P.A., special Delaware counsel to the Detroit Edison Trusts. Except as otherwise set forth in a prospectus supplement, certain legal matters relating to the securities will be passed upon for any underwriters, dealers or agents by Dewey Ballantine LLP, New York, New York. Hunton & Williams LLP and Dewey Ballantine LLP will rely on the opinion of Mr. Hughes with respect to Michigan law.
      Dewey Ballantine LLP has represented, and may in the future continue to represent, us and/or certain of our affiliates as to certain energy regulatory, commercial and other matters unrelated to this offering.
WHERE YOU CAN FIND MORE INFORMATION
Available Information
      We file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street N.W., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.
      We maintain a web site at http://www.detroitedison.com (which is not intended to be an active hyperlink), that contains information about us. The information on our web site is not incorporated by reference into this prospectus and you should not consider it part of this prospectus.
Incorporation by Reference
      We can “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Until we sell all of the securities covered by this prospectus, and after the date of this initial registration statement to the date of effectiveness of this registration statement, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such documents that is deemed not to be filed):

•	Annual Report on Form 10-K for the year ended December 31, 2004; and

•	Current Reports on Form 8-K dated February 7, 2005 and April 6, 2005.
      Each of these documents is available from the SEC’s web site and public reference room described above. Detroit Edison will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings, at no cost to you, by writing or telephoning Detroit Edison, at our principal executive office, which is:
The Detroit Edison Company
2000 2nd Avenue
Detroit, Michigan 48226-1279
(313) 235-4000
      There are no separate financial statements of the Detroit Edison Trusts in this prospectus. We do not believe these financial statements would be material to investors because:

•	the Detroit Edison Trusts are wholly-owned subsidiaries of Detroit Edison, which files consolidated financial information under the Exchange Act;

•	the Detroit Edison Trusts will not have any independent operations other than issuing trust preferred securities and trust common securities, purchasing securities of Detroit Edison and other necessary or incidental activities as described in this prospectus;

•	Detroit Edison guarantees the trust preferred securities of the Detroit Edison Trusts;

•	no other subsidiary of Detroit Edison guarantees the trust preferred securities of the Detroit Edison Trusts; and

•	the guarantee of the Detroit Edison Trusts by Detroit Edison is full and unconditional.